EXECUTION COPY


                                 STOCK PURCHASE

                                       AND

                              REDEMPTION AGREEMENT

                                  by and among

                             ASCO INVESTMENTS LTD.,
                                 JORDAN A. KAHN,
                             HOLMES PRODUCTS CORP.,
                         HOLMES PRODUCTS (FAR EAST) LTD.

                                       and

                             HOLMES ACQUISITION LLC


                          Dated as of October 27, 1997

                                 STOCK PURCHASE
                                       AND
                              REDEMPTION AGREEMENT


                                TABLE OF CONTENTS

ARTICLE I

   DEFINITIONS........................................................................2

ARTICLE II

  THE TRANSACTIONS....................................................................4

  2.1   Contribution of Capital Stock.................................................4
        -----------------------------
  2.2   Redemption from Asco Investments..............................................4
        --------------------------------
  2.3   Capital Contribution.   ......................................................4
        --------------------
  2.4   Stock Sale by Holmes..........................................................4
        --------------------
  2.5   Closing.......................................................................5
        -------
  2.6   Working Capital Purchase Price Adjustment.....................................5
        -----------------------------------------
  2.7   Payment of Affiliated Debt and Management Bonuses.............................7
        -------------------------------------------------
  2.8   Credit Support................................................................8
        --------------
  2.9   Payment of Closing Expenses...................................................8
        ---------------------------
  2.10  Employees and Benefits........................................................8
        ----------------------
  2.11. Resignation of Directors and Officers.........................................9
        -------------------------------------

ARTICLE III

  REPRESENTATIONS AND WARRANTIES
  OF THE SELLERS AND THE COMPANIES....................................................9

  3.1   Representations and Warranties Relating to the Sellers........................9
        ------------------------------------------------------
  3.2   Representations and Warranties Relating to Holmes and Holmes (Far East)......11
        -----------------------------------------------------------------------

ARTICLE IV

  REPRESENTATIONS AND WARRANTIES OF THE BUYER........................................24

  4.1   Organization, Standing and Corporate Power...................................24
        ------------------------------------------


  4.2   Authority; Binding Effect; Noncontravention..................................24
        -------------------------------------------
  4.3   Brokers......................................................................25
        -------
  4.4   Litigation...................................................................25
        ----------
  4.5   Funding......................................................................25
        -------
  4.6   Investment Representation....................................................25
        -------------------------
  4.7   Solvency.....................................................................26
        --------
  4.8   Business Risks in the Far East...............................................26
        ------------------------------

ARTICLE V

  COVENANTS RELATING TO CONDUCT OF BUSINESS PRIOR TO CLOSING.........................26

  5.1   Conduct of Business of the Companies.........................................26
        ------------------------------------
  5.2   Changes in Employment Arrangements...........................................28
        ----------------------------------
  5.3   Severance....................................................................29
        ---------
  5.4   WARN.........................................................................29
        ----
  5.5   Tax Elections................................................................29
        -------------

ARTICLE VI

  ADDITIONAL AGREEMENTS..............................................................29

  6.1   Contribution of Shares.......................................................29
        ----------------------
  6.2   Access.......................................................................29
        ------
  6.3   Confidentiality..............................................................30
        ---------------
  6.4   Financing....................................................................30
        ---------
  6.5   Efforts......................................................................30
        -------
  6.6   Intra-Family Transfers of Shares.............................................31
        --------------------------------
  6.7   Exclusivity..................................................................31
        -----------
  6.8   Warrant......................................................................31
        -------
  6.9   Supplemental Information.....................................................31
        ------------------------
  6.10  Indemnification..............................................................32
        ---------------
  6.11  Termination of Employment Arrangements; Payment of Management Bonuses........32
        ---------------------------------------------------------------------
  6.12  Non-Competition Agreement....................................................32
        -------------------------

ARTICLE VII

  CONDITIONS PRECEDENT...............................................................33

  7.1   Conditions to Each Party's Obligations.......................................33
        --------------------------------------
  7.2   Conditions to the Buyer's Obligations........................................34
        -------------------------------------
  7.3   Conditions to Sellers' and Holmes' Obligations...............................36
        ----------------------------------------------

ARTICLE VIII INDEMNIFICATION.........................................................38

  8.1   Survival.....................................................................38
        --------
  8.2   Indemnification by the Sellers...............................................38
        ------------------------------
  8.3   Indemnification of the Sellers...............................................38
        ------------------------------
  8.4   Third Person Claims..........................................................39
        -------------------
  8.5   Limitation on Indemnification................................................40
        -----------------------------
  8.6   Limitation on Tax Liability..................................................42
        ---------------------------
  8.7   Civil Liability under RICO...................................................42
        --------------------------
  8.8   Indemnification Exclusive Remedy.............................................43
        --------------------------------

ARTICLE IX

  GENERAL PROVISIONS.................................................................43

  9.1   Fees and Expenses............................................................43
        -----------------
  9.2   Termination..................................................................43
        -----------
  9.3   Amendment; Extension; Waiver.................................................43
        ----------------------------
  9.4   Notices......................................................................44
        -------
  9.5   Interpretation...............................................................45
        --------------
  9.6   Counterparts.................................................................45
        ------------
  9.7   Entire Agreement.............................................................45
        ----------------
  9.8   Control by Asco Investments..................................................45
        ---------------------------
  9.9   Liquidation of Buyer.........................................................45
        --------------------
  9.10  GOVERNING LAW................................................................45
        -------------
  9.11  JURISDICTION OF DISPUTES; WAIVER OF JURY TRIAL...............................46
        ----------------------------------------------
  9.12  Assignment.  ................................................................46
        ----------
  9.13  Enforcement..................................................................47
        -----------
  9.14  Limitation and Warranties....................................................47
        -------------------------
  9.15  U.S. Dollars.................................................................47
        ------------
  9.16  Disclosure Schedule..........................................................47
        -------------------

Exhibits

A    Shareholders/Executives Agreement
B    Escrow Agreement
C    Accounting Policies
C-1  Working Capital Example
D    Warrant
E    Stockholders' Agreement
F    Registration Rights Agreement
G    Employment Agreements
H    Non-Competition Agreement
I    Far East Lease

                                                                  EXECUTION COPY

                                 STOCK PURCHASE
                                       AND
                              REDEMPTION AGREEMENT


         THIS STOCK PURCHASE AND REDEMPTION AGREEMENT (this "Agreement") is entered into as of this 27th day of October, 1997 by and among, Asco Investments Ltd., a Bahamas corporation ("Asco Investments"), Jordan A. Kahn, a Massachusetts resident ("Kahn"), Holmes Products Corp., a Massachusetts corporation ("Holmes"), Holmes Products (Far East) Limited, a Bahamas corporation ("Holmes (Far East));" and Holmes Acquisition LLC, a Delaware limited liability company (the "Buyer").

         WHEREAS, (i) Holmes (together with its direct and indirect majority-owned subsidiaries on a consolidated basis, the "North American Companies"), and (ii) Holmes (Far East) (together with its direct and indirect majority-owned subsidiaries on a consolidated basis, collectively, the "Far East Companies"), conduct a business of designing, manufacturing and marketing home comfort and lighting appliances (the North American Companies and Holmes (Far
East) being referred to herein on a combined basis as the "Companies"); and

         WHEREAS, Asco Investments and Kahn (collectively, the "Sellers") either directly or indirectly are the beneficial and record owners of all of the issued and outstanding shares of capital stock of each of Holmes and Holmes (Far East); and

         WHEREAS, immediately prior to the Closing (as defined herein), Asco Investments and Kahn shall have contributed all of the shares of Holmes (Far
East) to Holmes in exchange for shares of common stock of Holmes, so that Holmes (Far East) shall have become a wholly-owned subsidiary of Holmes; and

         WHEREAS, (i) the Board of Directors of Holmes has approved the execution and delivery of and performance under this Agreement by Holmes, pursuant to which Holmes will issue and sell to Buyer shares of common stock, no par value, of Holmes ("Common Stock"); and (ii) the Board of Directors of each of Holmes and Asco Investments has approved the redemption by Holmes from Asco Investments of shares of Common Stock, pursuant to this Agreement.

         WHEREAS, it is intended that the transactions set forth herein be recorded as a recapitalization for financial reporting purposes.

         NOW, THEREFORE, in consideration of the representations, warranties, covenants and agreements set forth herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

                                    ARTICLE I

                                   DEFINITIONS

         For purposes of this Agreement, the following defined terms shall have the meanings indicated below:

         (a) an "Affiliate" of any person means another person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, such first person;

         (b) "Additional Kahn Bonus" shall mean an amount equal to (x) five percent (5%) of the Cash Purchase Price minus (y) $1.118 million;

         (c) "Affiliated Debt" shall mean the principal amount of, and all accrued interest, expenses, fees, commissions, and other amounts owed or payable in respect of Indebtedness (as defined herein) or other obligations owed or payable by the Companies to Pentland Group plc and its subsidiaries, including Pentland Management Services, Ltd., Asco Group Limited, Asco Investments, Asco General Supplies Hong Kong (1972) Limited, Asco General Supplies (Far East) Limited ("Asco General") and Holmes Products Hong Kong (1985) Limited ("Holmes
(HK)") and/or to any of their respective lenders or providers of Indebtedness.

         (d) "Cash Purchase Price" shall mean an amount equal to (i) $173,500,000, minus (ii) the aggregate principal amount of, and accrued interest on, unpaid Indebtedness (other than undrawn letters of credit as of the Closing
Date), minus (iii) the Closing Expenses, minus (iv) the Management Bonuses, and plus or minus (v) the preliminary Working Capital Adjustment under Section 2.6(a); provided, however that there shall be excluded from amounts otherwise includable under any of clauses (ii), (iii) or (iv) any amount with respect to an item which is (x) included as a current liability, accrual or reserve in the Companies' financial statements as of the Closing and (y) subtracted from working capital as of the Closing Date for the purposes of making the adjustment described in Section 2.6. As used herein, the term "Closing Expenses" shall mean the legal and accounting expenses (including with respect to the opinion referred to in Section 7.2(o)) and investment banking fee due Goldman, Sachs & Co. and incurred by the Sellers and/or the Companies in conjunction with the transactions provided for under this Agreement, provided, however, that in no event shall any such expenses include any expenses incurred in conjunction with or in preparation for any financing obtained by the Company in order to perform the transactions provided for herein; and provided further, that Closing Expenses shall not include any such fees or expenses to the extent they have been paid or accrued as current liabilities prior to the Closing Date.

         (e) "Indebtedness" shall mean, without duplication, as to the Companies
(a) indebtedness created, issued or incurred by any of the Companies for borrowed money (whether by loan or the issuance or sale of debt securities), including any interest, fees, premiums or other amounts required to be paid upon the repayment thereof,
(b) obligations of any of the Companies to pay the deferred purchase or acquisition price of property or services, other than trade accounts payable arising in the ordinary course of business, (c) indebtedness of others secured by a lien on the property of such Companies, whether or not the indebtedness so secured has been assumed by such Companies, (d) reimbursement obligations in respect of drawn letters of credit or similar instruments issued or accepted by banks and other financial institutions for the account of any of the Companies or for which any of the Companies are liable and (e) capital lease obligations of any of the Companies; provided, however, that Indebtedness shall not include
(a) any lease which is accounted for under United States generally accepted accounting principles as an operating lease, but for which a lien has been created for the benefit of the Lessor, or (b) any obligation secured by a lien described in clause (ii) or (iii) of the definition of "Permitted Lien".

         (f) "Kahn Stock Purchase Agreement" shall mean the Stock Purchase Agreement dated as of the date hereof between the Buyer and Kahn, pursuant to which Buyer shall purchase shares of Holmes Common Stock from Kahn.

         (g) "Knowledge", with respect to the Companies means the actual knowledge of any one or more of Jordan Kahn, Stanley Rosenzweig, Gregory White, Tommy Liu and David Dusseault, in each case after reasonable investigation and inquiry.

         (h) "Laws" means all applicable laws, statutes, governmental rules, regulations and orders, and all applicable judicial or administrative judgements, orders and decrees.

         (i) "Management Bonus" shall mean the bonuses (other than the Additional Kahn Bonus) payable to Jordan A. Kahn, Stanley Rosenzweig and Gregory
F. White in connection with the Closing and the transactions contemplated hereby as provided in the Shareholders/Executives Agreement attached as Exhibit A hereto.

         (j) "Material Adverse Effect," as used in this Agreement, means, with respect to the Companies, a material adverse effect upon (i) the assets, properties, condition (financial or otherwise), customers, suppliers or results of operations of the Companies, taken as a whole, or (ii) the transactions contemplated hereby or the legality or validity of this Agreement.

         (k) "Permitted Liens" means (i) liens or other encumbrances disclosed on the Balance Sheet of the Companies at December 31, 1996 or the footnotes thereto, (ii) liens or other encumbrances securing taxes, assessments, governmental charges or levies, or the claims of materialmen, carriers, landlords, and like persons, all of which are not yet due and payable or are being contested in good faith and for which adequate reserves have been established in accordance with GAAP consistently applied, (iii) minor liens, imperfections to title or other encumbrances of a character that do not substantially impair the value of the assets or properties subject thereto or interfere in any material respect with the conduct of the business of the

Companies, or (iv) liens, leases and other encumbrances on equipment and other assets incurred in the ordinary course of business and which do not exceed $100,000 in the aggregate.

         (l) "Person" means an individual, corporation, partnership, joint venture, association, trust, unincorporated organization or other entity.

         (m) "PRC" means The People's Republic of China, and from and after July 1, 1997, includes also the former British colony of Hong Kong (and all related territories).

         (n) a "Subsidiary" of any person means another person, an amount of the voting securities, other voting ownership or voting partnership interests of which is sufficient to elect at least a majority of its Board of Directors (or other governing body) or, if there are no such voting interests, 50% or more of the equity interests of which is owned directly or indirectly by such first person.

                                   ARTICLE II

                                THE TRANSACTIONS

         2.1 Contribution of Capital Stock. Immediately preceding the Closing (as defined herein), Asco Investments and Kahn shall contribute all of the shares of Holmes (Far East) to Holmes in consideration of the issuance to them of a number of shares of Common Stock of Holmes to be mutually agreed upon.

         2.2 Redemption from Asco Investments. Upon the terms and subject to the conditions of this Agreement, on the Closing Date (as defined herein), Holmes shall redeem from Asco Investments, with the proceeds of new debt issuance by Holmes at Closing, that number of shares of Common Stock of Holmes so that following the consummation of the transactions contemplated hereby and by the Kahn Stock Purchase Agreement, and after giving effect to the issuance of shares of Common Stock pursuant to Section 2.1 above, Asco Investments will own 5.1% of the issued and outstanding Common Stock of Holmes on the Closing Date. Such shares shall be redeemed at a price per share, subject to adjustment as provided in Section 2.6(b) hereof, equal to the Cash Purchase Price divided by the total number of shares of Common Stock outstanding immediately prior to Closing, of which an amount equal to $7,500,000 shall be deposited in an escrow account to be held and distributed in accordance with the terms of an Escrow Agreement in the form of Exhibit B attached hereto (the "Escrow Agreement").

         2.3 Capital Contribution. At the Closing, Asco Investments will make a contribution to the capital of Holmes, through reduction in the amount of the Cash Purchase Price due Asco Investments under Section 2.2 above, in an amount equal to the Additional Kahn Bonus.

         2.4 Stock Sale by Holmes. Upon the terms and subject to the conditions of this Agreement, on the Closing Date and concurrently with the transactions contemplated by

Section 2.2, Holmes shall sell to the Buyer, and the Buyer shall purchase from Holmes, that number of shares of Common Stock so that following the consummation of the transactions contemplated hereby and by the Kahn Stock Purchase Agreement, and after giving effect to the issuance of shares of Common Stock pursuant to Section 2.1 hereof, Buyer will own 74.9% of the issued and outstanding Common Stock of Holmes on the Closing Date. Such shares shall be sold at a price per share equal to the Cash Purchase Price divided by the total number of shares of Common Stock outstanding immediately prior to the Closing subject to adjustment as provided in Section 2.6(b) hereof. The proceeds of such sale shall be applied by Holmes to repay a portion of the Affiliated Debt.

         2.5 Closing. The closing of the transactions contemplated by Sections
2.1 and 2.2 hereof (the "Closing") shall take place at 9:00 a.m., local time, on December 1, 1997, at the offices of Hutchins, Wheeler & Dittmar, 101 Federal Street, Boston, Massachusetts, or at such other time, date on or before December 1, 1997 or place as the parties may agree. The date on which the Closing occurs is hereinafter referred to as the "Closing Date."

         2.6 Working Capital Purchase Price Adjustment. The consideration per share to be paid to Asco Investments pursuant to Section 2.2 and to be paid by the Buyer pursuant to Section 2.4 is subject to adjustment as provided in this
Section 2.6.

         (a) Preliminary Working Capital Adjustment. Two (2) business days prior to the Closing Date, Holmes shall deliver to the Buyer and the Sellers a certificate, executed by the President of Holmes, setting forth an estimate of the Companies' working capital as of the close of business on the Closing Date (the "Working Capital Estimate"), including a detailed computation thereof, which Working Capital Estimate shall be prepared in conformity with Holmes' historic accounting policies in accordance with the provisions of Exhibit C. A sample calculation of the Companies' working capital, based on the Companies' September 30, 1997 financial statements, is attached as Exhibit C-1. To the extent that the Working Capital Estimate is greater than $87,208,000 (the "Base Amount"), the Cash Purchase Price shall be increased by the amount of such excess. To the extent that the Working Capital Estimate is less than the Base Amount, the Cash Purchase Price shall be reduced by such shortfall.

         (b) Final Working Capital Adjustment.

                  (i) Not later than ninety (90) days after the Closing Date, Holmes shall prepare and deliver to Berkshire Partners LLC ("Berkshire"), as representative of the stockholders of the Buyer, and the Sellers a statement setting forth the Companies' actual working capital as of the close of business on the Closing Date (the "Working Capital Statement"), including a detailed computation thereof, which statement shall be audited by Price Waterhouse, LLP, independent accountants to Holmes ("PW"), and shall be accompanied by a report from such independent accountants confirming that such Working Capital Statement was prepared in a manner consistent with Holmes' historic accounting policies and in accordance with the provisions of Exhibit C (collectively,

         "Historic Practices"), which provisions shall be binding upon the accountants preparing the Working Capital Statement. The Working Capital Statement will not reflect (i) any items for which indemnification claims may be made pursuant to the Agreement , (ii) any reduction in tax accruals in respect of or as a result of the payment of the Management Bonus, the Additional Kahn Bonus, any Closing Expenses, or any expenses paid by the Companies which would have been Closing Expenses but for their payment prior to the Closing Date, or
         (iii) any interest, fees or other expenses incurred by the Companies on behalf of Buyer on or after the Closing Date or as a result of the transactions contemplated by this Agreement. In addition, PW shall provide, together with the Working Capital Statement, a calculation and statement of the final amounts of Closing Expenses, Affiliated Debt, Additional Kahn Bonus and Management Bonus (the "Closing Statement" and together with the Working Capital Statement, the "Statements").

                  (ii) Each of Berkshire and the Sellers shall have twenty (20) days following receipt of the Statements within which to accept or reject the Statements. Holmes shall make available to both Berkshire and the Sellers all information, books and records used in preparing both the Working Capital Estimate and the Statements, including the work papers of PW. If Berkshire or the Sellers objects (the "Objecting Party") to the Statements, the Objecting Party shall provide Holmes and the Sellers or Berkshire (as the case may be) with written notice of such objection (the "Objection Notice"), setting forth in reasonable detail the nature of its objection and such parties calculation of the Companies' working capital or amounts set forth in the Closing Statement as of the close of business on the Closing Date. If neither Berkshire nor the Sellers object to the Statements within such twenty
         (20) day period, they shall conclusively be deemed to have accepted such Statements. If either party objects to the Statements, Berkshire and the Sellers shall negotiate in good faith for a period of fifteen
         (15) days following receipt of the Objection Notice in an effort to resolve any differences with respect thereto. If within such period Berkshire and the Sellers are unable to resolve such differences, the Statements shall be referred to Arthur Andersen & Co. or such other accounting firm as is acceptable to Berkshire and Sellers ("AA") for review in accordance with the Historic Practices and the review by AA shall be conclusive and binding on Berkshire and the Sellers. If only one party is an Objecting Party, the fees and expenses of such accounting firm shall be borne proportionately by the Objecting Party on the one hand, and the non- Objecting Party on the other, with the Objecting Party paying the proportion of such fees and expenses equal to the ratio of (x) the difference between the working capital amount determined by AA (the "AA" Amount) and the working capital amount determined by the Objecting Party, divided by (y) the difference between the amount determined by PW in the Working Capital Statement and the working capital amount determined by the Objecting Party; and with the non-Objecting Party paying the balance of such fees and expenses. If both Berkshire and the Sellers are Objecting Parties, the fees and expenses of AA shall be borne such that each Objecting Party shall pay the proportion of such fees and expenses equal to the ratio of (x) the difference between the working capital amount determined by that party and the AA Amount, divided by (y) the difference between the working capital estimates of the two Objecting Parties. Any payment obligations allocated to Berkshire hereunder shall be borne by Holmes. The final Working Capital Statement, obtained either through agreement of the parties or by decision of the neutral accounting firm, is referred to herein as the "Final Working Capital Statement."

                  (iii) To the extent that the amount of the Companies' working capital as reflected in the Final Working Capital Statement is greater than the Base Amount (which Base Amount shall be adjusted by the adjustments to the Cash Purchase Price made at the Closing pursuant to
         Section 2.6(a)), Buyer shall pay to Holmes and Holmes shall pay to Asco Investments an amount per share (based on the number of shares purchased or redeemed) equal to the amount of such excess divided by the total number of shares of Common Stock outstanding immediately prior to the Closing. To the extent that the amount of the Companies' working capital as reflected in the Final Working Capital Statement is less than the Base Amount (which Base Amount shall be adjusted by the adjustments to the Cash Purchase Price made at the Closing pursuant to
         Section 2.6(a)), Asco Investments shall pay to Holmes and Holmes shall pay to Buyer an amount per share (based on the number of shares purchased or redeemed) equal to the amount of such excess divided by the total number of shares of Common Stock outstanding immediately prior to the Closing. Any payment required to be made pursuant to
         Section 2.6(b) shall be made in immediately available funds within three (3) business days following acceptance of the Final Working Capital Statement. In addition, to the extent that the actual amounts of Closing Expenses, Affiliated Debt, Additional Kahn Bonus and Management Bonus as set forth in the Final Working Capital Statement and the Closing Statement differ from the amounts paid as of the Closing Date, appropriate adjustments shall be made in connection with the payments due in respect thereof.

                  (iv) The parties agree that the working capital adjustment mechanism set forth in this Section 2.6(b) is not intended to be used to indemnify any party for a breach of a representation, warranty or covenant contained herein, that indemnification for any such breach shall be available only to the extent set forth in Article VIII hereof, and that no current liability, accrual or reserve shall be taken into account as of the Closing Date on account of any such breach for the purpose of making the working capital adjustment described in this
         Section 2.6.

         (c) Limit on Adjustment. In no event shall the adjustments made pursuant to this Section 2.6 exceed $15.0 million in the aggregate.

         2.7 Payment of Affiliated Debt and Management Bonuses. At the Closing, Buyer shall provide the Companies with funds through equity contributions, which taken together with Holmes' debt issuances and the like, shall be used in order to, and Buyer shall cause the Companies to, pay all principal of, interest on, premium, if any, expenses, commissions and other amounts owing on account of (i) all Affiliated Debt, (ii) the Management Bonus and (iii) the Additional Kahn Bonus. Schedule 2.7 hereto sets forth a list of the Affiliated Debt,

Management Bonus and Additional Kahn Bonus as of the most recently available date, which Schedule 2.7 shall be updated by the Companies (on an estimated basis) as of the close of business on the business day immediately preceding the Closing Date.

         2.8 Credit Support.

                      (a) In addition to the delivery of the Cash Purchase Price and the repayment of Affiliated Debt as provided in Sections 2.2 and 2.7, the Buyer shall cause each letter of credit issued for the account of the Companies and outstanding and undrawn on the Closing Date ("Letters of Credit") to be replaced with a substitute letter of credit acceptable in form and substance to the beneficiary thereof, or shall obtain a back-up letter of credit from a financial institution reasonably acceptable to Asco General and the issuers of such letters of credit in a corresponding amount to each Letter of Credit for the benefit of the issuer of each Letter of Credit. Schedule 2.8(a) hereto sets forth a list of all outstanding and undrawn Letters of Credit issued for the account of the Companies as set forth in such Schedule, which Schedule 2.8(a) shall be updated by the Companies as of the close of business on the business day immediately preceding the Closing Date.

                      (b) Following the payment of the Affiliated Debt as
             provided in Section 2.7 and the substitution or backing up of the outstanding Letters of Credit as provided in Section 2.8(a), the Buyer will, at the Closing, take, and cause the Companies to take, any further reasonable actions necessary to release and discharge the Sellers, Pentland Group plc, Asco General and any other party affiliated with Pentland Group plc (other than the Companies) from the letters of comfort or other forms of credit support (other than the Letters of Credit) listed on Schedule 2.8(b), which Schedule 2.8(b) shall be updated by the Companies as of the close of business on the business day immediately preceding the Closing Date.

         2.9 Payment of Closing Expenses. At the Closing, the Buyer shall provide the Companies with equity contributions, which together with Holmes' debt issuances and the like, shall be used in order to, and Buyer shall cause the Companies to, pay the Closing Expenses. Schedule 2.9 hereto sets forth a list of Closing Expenses, which Schedule 2.9 shall be updated by the Companies (on an estimated basis) as of the close of business on the business day immediately preceding the Closing Date.

         2.10 Employees and Benefits.

                      (a) The Buyer shall cause the Companies to continue the
             employment of all employees who are employed by the Companies in the United States and all executive employees who are employed by the Companies outside of the United States as of the Closing Date (including, without limitation, those on temporary layoffs, medical or disability leaves or other approved lease of absence) (the "Hired Employees") on the terms and conditions of employment then provided by the Companies immediately prior to the Closing Date, including, without limitation, job responsibilities, wages and compensation no less favorable than those applicable to each such employee immediately before the Closing Date. Each such employee shall be hired on an at-will basis unless the Companies have entered into a written agreement specifying another term of employment.

                       (b) In any termination or layoff of any Hired Employee by
             the Buyer as of or after the Closing, the Buyer shall cause the Companies to comply fully with the applicable provisions of the Worker Adjustment and Retraining Notification Act of 1988 ("WARN"), the Massachusetts Corporate Takeover Act (M.G.L. ch. 149, Section
             183) and the Massachusetts Plant Closing Law (M.G.L. ch. 151A,
             Section 71A, et seq.) and all other applicable foreign, federal, state and local laws, including those prohibiting discrimination and requiring notice to employees. The Companies will bear the cost of compliance with (or failure to comply with) any such laws.

                       (c) For a period of twelve months following the Closing
             Date, the Buyer shall cause the Companies to provide their United States employees with employee benefits which, in the aggregate, are substantially equivalent in value to those provided immediately prior to the Closing Date; provided, however, that this Section 2.10(c) shall not obligate the Companies to continue any severance or bonus arrangements which were in place for the benefit of senior management prior to the Closing.

         2.11. Resignation of Directors and Officers. The Sellers shall cause each member of the Board of Directors and officers of each of the Companies designated by the Buyer to tender his or her resignation from such Board of Directors or as such officer effective as of the Closing Date, immediately before giving effect to the transactions set forth in the Article II. Each respective Company shall, as of the Closing Date, release each such person from all claims and liabilities to or in respect of the Companies arising in connection with such person's service as a director or officer, as the case may be, other than claims and liabilities arising out of malfeasance, intentional misconduct or a knowing violation of law.

                                   ARTICLE III

                         REPRESENTATIONS AND WARRANTIES
                        OF THE SELLERS AND THE COMPANIES

         3.1 Representations and Warranties Relating to the Sellers. Each of Asco Investments and Kahn, severally according to their Applicable Percentage (which in the case of Asco

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



Investments shall be 75% and in the case of Kahn 25%), and not jointly, hereby represent and warrant to the Buyer, as to itself or himself, as the case may be, as follows:

         (a) Authority; Binding Effect. Each Seller has taken prior to the date hereof, all necessary action, and has obtained all necessary authorization, to enter into and perform his or its obligations under this Agreement and all other agreements, documents and instruments executed by each Seller in connection herewith. This Agreement and all other agreements, documents and instruments executed by each Seller in connection herewith are and will be the valid and binding obligations of each Seller, enforceable against such Seller in accordance with their respective terms, except as enforceability may be subject to bankruptcy, insolvency, receivership, moratorium, reorganization, fraudulent conveyance, equitable subordination or similar laws of general application, and the application of equitable principles.

         (b) Non-Contravention. Neither the execution and delivery of this Agreement nor any agreement executed in connection herewith by such Seller, nor the consummation by such Seller of the transactions contemplated hereby or thereby, will constitute a violation of, or be a default under, or conflict with the terms of, the charter documents or By-laws of such Seller, if applicable, or any contract, lease, indenture, mortgage, agreement or instrument to which such Seller is a party or by which it is bound or to which any of the assets of such Seller are subject, or will violate or constitute a default under any applicable statute, rule, regulation, order, ordinance, judgment or decree of any governmental, judicial or arbitral body binding upon such Seller.

         (c) Capitalization and Title to Shares.

                  (i) Holmes has a total authorized capitalization consisting of 15,000 shares of Common Stock, without par value, of which 1,000 shares in the aggregate are issued and outstanding and owned of record by the Sellers or nominees of the Sellers. No other shares of capital stock of Holmes are issued or outstanding. All of such outstanding shares of Common Stock have been duly authorized, are validly issued and outstanding, and are fully paid and non-assessable. There are no commitments for the purchase or sale of, and no options, warrants or other rights to subscribe for or purchase, any shares of capital stock of Holmes or any other securities of Holmes.

                  (ii) Holmes (Far East) has a total authorized capitalization consisting of 100,000 shares, U.S. $1.00 par value, of which 100,000 shares in the aggregate are issued and outstanding and owned of record by the Sellers or nominees of the Sellers. No other shares of capital stock of Holmes (Far East) are issued or outstanding. All of such outstanding shares have been duly authorized, are validly issued and outstanding, and are fully paid and non-assessable. There are no commitments for the purchase or sale of, and no options, warrants or other rights to subscribe for or purchase, any shares of capital stock of Holmes (Far East) or any other securities of Holmes (Far East). As of the Closing, all of the shares of Holmes (Far East) shall be beneficially owned by Holmes.

                  (iii) Each Seller owns beneficially the number of Shares of Holmes set forth next to such Seller's name on Schedule 3.1(c), free and clear of all liens and encumbrances of any nature.

                  (iv) The sale by Holmes of the shares of Common Stock pursuant to Article II hereof will not be subject to any preemptive or similar rights, voting agreements, or to any rights of first refusal or other similar rights in favor of any person or entity, except such rights as will have been waived or terminated at or prior to the Closing.

         3.2 Representations and Warranties Relating to Holmes and Holmes (Far
East). Holmes and Holmes (Far East) hereby represent and warrant to the Buyer, as follows:

         (a) Organization and Authority.

                  (i) Holmes is a corporation duly organized, validly existing and in good standing under the laws of the Commonwealth of Massachusetts and is qualified to do business in such other jurisdictions in which the failure to be so qualified would have a Material Adverse Effect. Holmes has all requisite power to own its property and to carry on its business as presently conducted. The Sellers have made available to the Buyer copies of the Articles of Organization and By-laws of Holmes and the same are true and complete as of the date hereof and will be true and complete as of the Closing Date.

                  (ii) Holmes (Far East) is a corporation duly organized, validly existing and in good standing under the laws of the Bahamas and is qualified to do business in such other jurisdictions in which the failure to be so qualified would have a Material Adverse Effect. Holmes (Far East) has all requisite power to own its property and to carry on its business as presently conducted. The Sellers have made available to the Buyer copies of the charter documents and By-laws of Holmes (Far
         East) and the same are true and complete as of the date hereof and will be true and complete as of the Closing Date.

                  (iii) The respective subsidiaries of Holmes (U.S.) and Holmes (Far East) are listed on Schedule 3.2(a). Schedule 3.2(a) sets forth the jurisdiction of incorporation, authorized capital, number of issued and outstanding shares and the holders thereof, for each such subsidiary. Each such subsidiary is a corporation duly organized, validly existing and in good standing under the laws of its jurisdiction of incorporation and, except as set forth on the Schedule 3.2(a), is qualified to do business in such other jurisdictions in which the failure to be so qualified would have a Material Adverse Effect. Each such subsidiary has all requisite corporate power to own its property and to carry on its business as presently conducted. The Sellers have made available to the Buyer copies of the charter documents and By-laws of each such subsidiary and the same are true and complete as of the date hereof and will be true and complete as of the Closing Date.

         (b) Compliance with Laws. Except as set forth on Schedule 3.2(b):

                  (i) Each of the North American Companies has conducted its business in compliance with its respective charter documents, By-laws or other governing documents, and in compliance with all applicable Laws (as defined in Article I), except where the failure to do so would not have a Material Adverse Effect.

                  (ii) To the Companies' knowledge, each of the Far East Companies has conducted its business in compliance with its respective charter documents and By-laws and all applicable Laws.

         (c) Governmental Approvals; Permits. Except as set forth in Schedule 3.2(c) or as would not have a Material Adverse Effect, (i) no consent, order, waiver, approval or authorization of, or registration, designation, declaration or filing with, any governmental agency or authority, whether federal or other, or to the Companies' knowledge, any third party, on the part of the Companies, is required in connection with the execution and delivery by the Sellers of this Agreement or the consummation of the transactions contemplated hereby (other than pursuant to the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the "HSR Act"), and except as would not have a Material Adverse Effect), and (ii) each of the Companies possesses, all licenses and permits necessary or appropriate for the conduct of its business, all of which are in full force and effect without default or notice thereof.

         (d) Financial Statements. The Companies have delivered to the Buyer copies of the combined financial statements and footnotes thereto of the Companies and Holmes (HK), at and for the years ended December 31, 1994 and 1995, and of the Companies (without Holmes (HK)), at and for the years ended December 31, 1995 and 1996 as audited by PW (the "Audited Financial Statements") and the combined financial statements for the six months ended June 30, 1997 (the "Unaudited Financial Statements") (copies of which are attached to the Disclosure Schedules). The Audited Financial Statements and the Unaudited Financial Statements are referred to as the "Financial Statements." The Financial Statements (i) are consistent with the books and records of the Companies (which, in turn, are accurate and complete in all material respects) and (ii) fairly present the combined financial condition, cash flows and results of operations of the Companies as of such dates in accordance with United States generally accepted accounting principles ("GAAP"), applied on a basis consistent with the Companies' prior practice, except, in the case of the Unaudited Financial Statements, for the absence of footnotes and year-end adjustments, reserves and accruals and adjustments to reflect the transactions contemplated hereby.

         (e) Absence of Certain Changes. To the Companies' knowledge, except as would not have a Material Adverse Effect, since June 30, 1997 there has not been any damage, destruction or loss affecting the Companies' assets or properties, nor any change in the Companies' combined financial condition, liabilities or business; and since June 30, 1997, the Companies' business has been operated in the ordinary course. Without limiting the generality of the foregoing, except as set forth in the Financial Statements or Schedule 3.2(e), or would not have a Material Adverse Effect on the Companies, since June 30, 1997, the Companies have not:

                  (i) incurred any obligations or liabilities (whether absolute, accrued, contingent or otherwise and whether due or to become due), except in the ordinary course of business or in furtherance of the transactions provided for in this Agreement;

                  (ii) paid, discharged or satisfied any claim, lien, encumbrance or liability (whether absolute, accrued, contingent or otherwise and whether due or to become due), except claims, liens, encumbrances or liabilities (A) which are reflected or reserved against in the Financial Statements, or (B) which were incurred and paid, discharged or satisfied since June 30, 1997 in the ordinary course of business;

                  (iii) except for the sale of its inventory in the ordinary course of business, sold, leased or otherwise disposed of any of its properties or assets, real, personal or mixed, tangible or intangible;

                  (iv) made any change in any method of accounting or accounting practice;

                  (v) declared or paid any dividend, or declared or made any distribution on, or directly or indirectly redeemed, purchased or otherwise acquired, any shares of the outstanding capital stock of the Companies;

                  (vi) merged or combined with, or agreed to merge or consolidate with, or to otherwise acquire or agree to be acquired by, any corporation, partnership, or other business entity, other than the Buyer;

                  (vii) issued any capital stock or other equity securities or any securities convertible, exchangeable or exercisable into any capital stock or other equity securities;

                  (viii) entered into any contract, lease, sublease, license, or sublicense (other than purchase and sales orders in the ordinary course of business) involving more than $500,000;

                  (ix) made any capital expenditure (other than for tooling) in excess of $250,000 individually or $1,000,000 in the aggregate;

                  (x) delayed or postponed the payment of accounts payable and other liabilities or obligations or accelerated the collection of accounts receivable or other amounts owed to it, in each case other than in the ordinary course of business;

                  (xi) suffered any damage, destruction, casualty or loss whether or not covered by insurance policies which in the aggregate exceeds $500,000;

                  (xii) made any loans or advances to, guarantees for the benefit of or any investments in any Person (other than the Companies and their subsidiaries) in excess of $250,000 individually or $1,000,000 in the aggregate;

                  (xiii) changed any employment terms, conditions or Benefit Plans for any of their respective directors, officers and employees other than in the ordinary course of business consistent with past custom and practice; and

                  (xiv) agreed, whether in writing or otherwise, to take any action described in this Section 3.2(e).

         (f) Indebtedness. The Companies are not in default beyond any applicable grace or cure period in the performance of their obligations under any written loan agreement, credit agreement, note, bond, indenture, mortgage, pledge, security agreement or other instrument or document to which the Companies are a party or by which the Companies are bound which creates, evidences or secures any Indebtedness. The Sellers have provided the Buyer with copies of all such instruments or documents, whether or not the Companies are in default thereunder.

         (g) Title to and Condition of Assets and Properties. Except as set forth on Schedule 3.2(g), the Companies have good title to or leasehold interest in all of their assets and properties, including, without limitation, those reflected on the December 31, 1996 balance sheet included in the Financial Statements (except assets sold or otherwise disposed of in the ordinary course of business since the date of such balance sheet), free and clear of all liens and encumbrances of any nature, other than Permitted Liens. To the Companies' knowledge, except as would not have a Material Adverse Effect, all such assets are in good operating order, repair and condition, which assets consist of all of the assets utilized by the Companies to conduct their business as currently conducted. Schedule 3.2(g) contains a list of all real property owned or leased by the Companies (the "Premises"), as well as all capitalized leases and the leases, subleases, occupancy agreements or other agreements pursuant to which the Premises are occupied, including all amendments and other modifications thereto (collectively, the "Leases"). Except as would not have a Material Adverse Effect, and except as set forth on the Disclosure Schedules, the Premises located within the United States, and the activities conducted by the Companies thereon, are not, to the knowledge of the Companies, in violation of any applicable building, zoning, environmental or health statute, regulation or ordinance, and the Companies have not received any written notice from any governmental authority or agency of any violation by the Companies at such Premises of any applicable building, zoning, environmental or health statute, regulation or ordinance. Each Lease is in full force and effect and is enforceable in accordance with its terms. The Companies have received no notices of default which would have a Material Adverse Effect under any Lease. Sellers have previously delivered to Buyer true and complete copies of all the Leases. The Premises constitute all of the real property utilized in connection with the business of the Companies. Other than the Companies, there are no parties in possession or parties having any current or future right to occupy any portion of the Premises, except as set forth on Schedule 3.2(g). To the Companies' knowledge, and except as would not have a

Material Adverse Effect, the Premises are in good condition and repair and sufficient and appropriate for the conduct of the business of the Companies' business. Except as would not have a Material Adverse Effect, the Companies have obtained, and there are in full force and effect, all permits, licenses and other approvals necessary for the current occupancy and use of (i) the Premises located in North America and (ii) to the Companies' knowledge, the premises located in the Far East, and to the Companies' knowledge, none of such permits, licenses or other approvals have been violated. To the Companies' knowledge, there exists no violation of any covenant, condition, restriction, easement, agreement or order affecting any portion of the Premises which would have a Material Adverse Effect. There is no pending or, to the knowledge of the Companies, any threatened condemnation proceeding affecting any portion of the Premises which would have a Material Adverse Effect.

         (h) Contracts. To the Companies' knowledge, except as set forth on
Schedule 3.2(h) or as would not have a Material Adverse Effect, the Companies are not in default in the performance of their obligations under any written contract, agreement, lease or commitment extending beyond the Closing Date to which any Company is a party or by which any Company is bound (collectively, the "Contracts"). Schedule 3.2(h) lists the following:

                  (i) any lease or license of personal property from or to third parties providing for lease or royalty payments in excess of $250,000 per annum;

                  (ii) any sales or purchase orders, distribution or other agreement for the purchase or sale of raw materials, commodities, supplies, goods, products, or other personal property or for the furnishing or receipt of services which involves consideration of more than the sum of $500,000 and for a term of longer than six (6) months;

                  (iii)    any partnership or joint venture agreement;

                  (iv) any indenture, mortgage, note, bond or other evidence of Indebtedness, any credit or similar agreement under which any of the Companies has borrowed money or issued any note, bond, indenture or other evidence of Indebtedness for more than $250,000 or under which any of the Companies has imposed (or may impose) a Lien on any of its respective assets, tangible or intangible;

                  (v) any noncompetition agreement or any agreement which restricts any of the Companies from entering into any new or expanding any existing line of business or any agreement which contains geographic restrictions on their respective abilities to conduct business activities;

                  (vi) any agreement under which any of the Companies could have liabilities or obligations after the Closing with any current or former directors, officers, and executive employees or in the nature of a collective bargaining agreement (including without limitation any collective bargaining pursuant to which any employee plan is maintained), an employment agreement, a consulting agreement or a severance agreement);

                  (vii) any instrument or agreement entered into outside the ordinary course of business whereby any of the Companies grants any other person a power of attorney, guarantees the liabilities or obligations of any other Person or indemnifies any other Person against loss or liability;

                  (viii) any agreement under which any of the Companies could have liabilities or obligations in the future relating to the acquisition or disposition of material assets by way of merger, consolidation, purchase, sale or otherwise, or granting to any person a right at such person's option to purchase or acquire any material asset or property of the Company or any interest therein (not including purchases or dispositions of inventory in the ordinary course of business);

                  (ix) any agreement or commitment for the construction or modification of any building, structure or other fixed asset, or for the incurrence of any other capital expenditure (other than tooling) involving amounts in excess of $250,000;

                  (x) any agreement with any manufacturer's representative, distributor or other independent sales agent that is not terminable by the Company without penalty or payment of compensation on sixty (60) days' or less notice;

                  (xi) any agreement not otherwise required to be disclosed pursuant to this Section 3.2(h) the consequences of a default under or termination of which would have a Material Adverse Effect; and

                  (xii) any agreement not otherwise required to be disclosed pursuant to this Section 3.2(h) involving consideration of more than $250,000 and not entered into in the ordinary course of business.

To the Companies' knowledge, except as set forth on the Schedule 3.2(h), no approval or consent of any person or entity is needed in order that the Contracts continue in full force and effect following the Closing and the consummation of the transactions contemplated by this Agreement. The Companies have not received any notice that any party to any of the Contracts intends to cancel or terminate such Contract which would have a Material Adverse Effect. The Contracts are in full force and effect.

         (i) Litigation. Except as set forth on Schedule 3.2(i), there is no suit, action or legal, administrative, arbitration or other proceeding pending or, to the Companies' knowledge, threatened against the Companies, the legality or validity of this Agreement or the consummation of the transactions contemplated hereby, which might reasonably be expected to have a Material

Adverse Effect, on the continued operation of the business presently conducted by the Companies.

         (j) Directors and Officers. The directors and officers of each of the Companies as of the date hereof are identified on Schedule 3.2(j).

         (k) Taxes. With respect to this Section 3.2(k) only, the North American Companies represent and warrant solely with respect to themselves and Holmes (Far East) represents and warrants solely with respect to the Far East Companies. Except as set forth on Schedule 3.2(k):

                  (i) Each of the Companies, and any consolidated, combined, unitary or aggregate group for Tax purposes of which the Companies are or has been a member (a "Consolidated Group") has timely filed all Tax Returns required to be filed by it, has paid all Taxes shown thereon to be due and has provided adequate reserves in its financial statements for any Taxes that have not been Paid, whether or not shown as being due on any returns, except where the failure to do so could not have a Material Adverse Effect. All such Tax Returns are correct and complete in all material respects. All inter-company pricing policies and arrangements which have existed between any two or more of the Companies have complied with the provisions of Section 482 of the Code and with all applicable state and foreign laws. No interest payment made by any of the Companies through and including the 1996 tax year is subject to disallowance or limitation under Section 163(j) of the Code.

                  (ii) No material claim for unpaid Taxes has become a lien against the property of the Companies or is being asserted against the Companies.

                  (iii) No audit or inquiry of any Tax Return of the Companies is being conducted by a Tax or revenue authority.

                  (iv) No extension of the statute of limitations on the assessment of any Taxes has been granted by the Companies and is currently in effect.

                  (v) No consent under Section 341(f) of the Code has been filed with respect to the Companies.

                  (vi) None of the Companies is a party to any agreement or arrangement that would result, separately or in the aggregate, in the actual or deemed payment by the Companies of any "excess parachute payments" within the meaning of Section 280G of the Code.

                  (vii) No acceleration of the vesting schedule for any property that is substantially unvested within the meaning of the regulations under Section 83 of the Code will occur in connection with the transactions contemplated by this Agreement.

                  (viii) None of the Companies has been at any time a member of any partnership or joint venture or the holder of a beneficial interest in any trust for any period for which the statute of limitations for any Tax has not expired.

                  (ix) None of the Companies has been a United States real property holding corporation within the meaning of Section 897(c)(2) of the Code during the applicable period specified in Section 897(c)(1)(A)(ii) of the Code

                  (x) None of the Companies is doing business in or engaged in a trade or business in any jurisdiction in which it has not filed all material required Tax Returns.

                  (xi) The Companies have made all payments of estimated Taxes required to be made under Section 6655 of the Code and any comparable state, local or foreign Tax Provision.

                  (xii) All Taxes required to be withheld, collected or deposited by or with respect to the Companies have been timely withheld, collected or deposited, as the case may be, and, to the extent required, have been paid to the relevant taxing authority.

                  (xiii) There are no requests for information currently outstanding that could materially affect the Taxes of the Companies.

                  (xiv) There are no proposed reassessments of any property owned by the Companies or other proposals that could reasonably be expected to have a Material Adverse Effect on the amount of any Tax to which the Companies would be subject.

                  (xv) No power of attorney that is currently in force has been granted with respect to any matter relating to Taxes that could reasonably be expected to have a Material Adverse Effect on the Tax liability of the Companies.

                  (xvi) None of the Companies is liable for the Taxes of any Person (other than the Companies) under Treasury Regulation Section 1.1502-6 or any similar provision under state or local law, any guaranty, tax sharing or indemnification agreement, or similar agreement or otherwise.

                  (xvii) None of the U.S. Companies has been a member of an affiliated group filing a consolidated federal income tax return (other than a group the common parent of which was Holmes).

                  (xviii) None of the U.S. Companies will be required, as a result of (A) a change in accounting method for a tax period beginning on or before the Closing Date, to include any adjustment under Code
         Section 481(c) or any corresponding provision of state or local tax law in taxable income for any tax period beginning on or after the Closing Date, or (B) any "closing agreement", as described in Code Section 7121 (or any corresponding provision of state or local tax law), to include any item of income in or exclude any item of deduction from any tax period beginning on or after the Closing Date.

                  (xix) The unpaid taxes of the Companies (A) did not, as of December 31, 1996, exceed the reserve for tax liability (rather than any reserve for deferred taxes established to reflect temporary differences between book and tax bases of assets and liabilities) set forth on the combined Balance Sheet of the Companies as of December 31, 1996 and (B) do not exceed that reserve as adjusted for the passage of time through the Closing Date in accordance with the past custom and practice of the Companies in filing their tax returns.

                  (xx) None of the Companies is, or since its inception have ever been, (A) a controlled foreign corporation as that term is defined under Section 957 of the Code, (B) a foreign investment company as that term is defined under Section 1246 of the Code or (C) a foreign personal holding company as that term is defined under Section 552 of the Code.

As used herein, "Taxes" shall mean all taxes of any kind, including, without limitation, those on or measured by or referred to as income, gross receipts, sales, use, ad valorem, franchise, profits, license, withholding, back-up withholding, payroll, employment, excise, severance, stamp, occupation, premium, value added, property or windfall profits taxes, customs, duties or similar fees, assessments or charges of any kind whatsoever, together with any interest and any penalties, additions to tax or additional amounts imposed by any governmental authority, domestic or foreign. As used herein, "Tax Return" shall mean any return, report or statement required to be filed with any governmental authority with respect to Taxes.

         (l) Insurance. The Companies maintain policies of theft, fire, liability (including products liability), workmen's compensation, life, property, casualty and other insurance as set forth on Schedule 3.2(l). Such policies are in full force and effect and are in such amounts and contain such endorsements and exclusions as are usual or customary in the Companies' lines of business. Neither the Sellers nor the Companies have received written notice of cancellation of any of such policies.

         (m) Intellectual Property. Schedule 3.2(m) contains a list of (i) all material registered and unregistered patents, trademarks and service marks owned or used by the Companies and all applications for registration thereof. Except as set forth on Schedule 3.2(m), to the Companies' knowledge, (i) the Companies own and possess all right, title and interest in and to, or have the right to use pursuant to a valid and enforceable license, sublicense, agreement or other permission, all of the Intellectual Property necessary for the operation of their respective businesses as currently conducted or as currently proposed to be conducted, except where the failure to own or possess such rights would not have a Material Adverse Effect; (ii) no claim by any third party contesting the validity, enforceability, use or ownership of any of the Intellectual Property owned or used by the Companies has been made and is currently outstanding or threatened in writing; (iii) to the Companies' knowledge, the Companies have not infringed or misappropriated rights of any third party; (iv) neither the Sellers nor any of the Companies have received any written claim from any third party that it has infringed or misappropriated any Intellectual Property Rights of any third party; and (v) no Intellectual Property owned or used by the Companies is subject to any outstanding judgment, injunction, order, decree or agreement restricting the use thereof by any of the Companies or restricting the licensing thereof by Sellers or any of the Companies to any third party or by any third party to Sellers or any of the Companies in any respect which would have a Material Adverse Effect. For purposes of this Agreement, "Intellectual Property" means (a) all inventions (whether patentable or unpatentable and whether or not reduced to practice), all improvements thereto, and all patents, patent applications, and patent disclosures, together with all reissuances, continuations, continuations- in-part, revisions, extensions, and reexaminations thereof, (b) all trademarks, service marks, trade dress, logos, trade names, and corporate names, together with all translations, adaptations, derivations, and combinations thereof and including all goodwill associated therewith, and all applications, registrations, and renewals in connection therewith, (c) all copyrightable works, all copyrights, and all applications, registrations, and renewals in connection therewith, (d) all mask works and all applications, registrations, and renewals in connection therewith, (e) all trade secrets and confidential business information (including ideas, research and development, know-how, formulas, compositions, manufacturing and production processes and techniques, technical data, designs, drawings, specifications, customer and supplier lists, pricing and cost information, and business and marketing plans and proposals), (f) all computer software (including data and related documentation), (g) all other proprietary rights, and (h) all copies and tangible embodiments thereof (in whatever form or medium).

         (n) ERISA Matters.

                  (i) Schedule 3.2(n) lists and identifies each employee benefit plan, program, or arrangement which any of the Companies maintains or contributes to for the benefit of its current or former employees, officers, or directors, or beneficiaries thereof, or for which any of the Companies have any liability or contingent liability, including but not limited to, any retirement, profit-sharing, deferred compensation, incentive compensation, bonus, stock purchase, stock option, health, welfare, death, disability, vacation, severance, change of control, relocation, housing, or fringe benefit plan (individually a "Benefit Plan", and collectively, the "Benefit Plans").

                  (ii) Except as set forth on Schedules 3.2(b) and 3.2(n), the Benefit Plans are maintained in substantial compliance in both form and operation with all applicable laws and regulations including, without limitation, applicable reporting and disclosure requirements.

                  (iii) Except for the Holmes Products Corporation Savings and Investment Plan ("401(k) Plan"), none of the Companies maintains, make any contributions to, or has any liability or contingent liability for any "employee pension benefit plan" as defined in section 3(2) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA"). There have been no amendments to the 401(k) Plan which are not the subject of a favorable determination letter from the Internal Revenue Service.

                  (iv) Other than coverage mandated by applicable statute, none of the Companies maintains, make contributions to, or has any liability or contingent liability for any medical, dental, or life insurance plan, program, or arrangement intended to provide benefits to retired or former employees, officers, or directors of the U.S.
         Companies, or any beneficiaries thereof.

                  (v) The medical plan maintained for employees of the U.S. Companies is fully insured by an independent insurance carrier.

                  (vi) Each Benefit Plan maintained for the benefit of current or former employees, officers, or directors of the U.S. Companies may be amended or terminated by the U.S. Companies without the consent of any participant or beneficiary upon no more than thirty (30) days' notice to the affected participants or beneficiaries and without obligation or liability (other than those obligations or liabilities for which specific assets have been set aside in a trust or other funding vehicle or which are adequately reserved for on the Companies' Financial Statements).

         (o) Labor Relations; Employees. Except as set forth on Schedule 3.2(o), there are no collective bargaining agreements covering any of the employees of the U.S. Companies, nor, except as would not have a Material Adverse Effect on them, any pending or, to the knowledge of the U.S. Companies, threatened (i) employment discrimination charges or complaints against or involving the U.S. Companies before any federal, state or local board, department, commission or agency, (ii) unfair labor practice charges or complaints, disputes or grievances affecting the U.S. Companies, (iii) union representation petitions respecting the employees of the U.S. Companies, or (iv) strikes, slow downs, work stoppages or lockouts or threats thereof affecting the U.S. Companies. Except as set forth on Schedule 3.2(o), to the Companies' knowledge, the Companies are in compliance with all applicable Laws respecting employment and employment practices, including provisions of such Laws relating to wages, hours, equal opportunity, collective bargaining and the payment of social security and other Taxes, except where the failure to so comply would not have a Material Adverse Effect.

         (p) Transactions with Affiliates. Except as set forth on Schedule 3.2(p) or in the Financial Statements, and except for any transaction contemplated by this Agreement or any of the other documents executed in connection with the transactions contemplated hereby, to the Companies' knowledge, there are no loans, leases, royalty agreements or other continuing transactions between the Companies, on the one hand, and any officer or director of the Companies, the Sellers or any person related by blood, marriage or adoption thereto, or any person or entity owning five percent or more of any class of capital stock of any of the Companies.

         (q) Assumptions or Guaranties of Indebtedness of Other Persons. Except as set forth on Schedule 3.2(q), no Company has assumed, guaranteed, endorsed or otherwise become directly or contingently liable on (including, without limitation, liability by way of agreement, contingent or otherwise, to purchase, to provide funds for payment, to supply funds to or otherwise invest in any debtor), any Indebtedness of any other person or entity other than Indebtedness of any one or more of the other Companies.

         (r) Books and Records. The books of account, ledgers, order books, records and documents of the Companies accurately and completely reflect all material information relating to the business of the Companies, and the nature, acquisition, maintenance, location and collection of each of their material assets.

         (s) Environmental Matters. Except as set forth on Schedule 3.2(s), or as would not have a Material Adverse Effect, with respect to the Companies and such of the Premises as are occupied by them:

                  (i) To the Companies' knowledge, the Companies have not caused or allowed, nor have the Companies contracted with any party for, the generation, use, transportation, treatment, storage or disposal of, any Hazardous Substances (as defined below) in connection with the operation of their business (other than (A) cleaning and/or office supplies used in the ordinary course of the Companies' business operations, or (B) other substances used in the ordinary course of the Companies' business operations that are used in compliance with applicable law), in any manner that would give rise to material liabilities, including any liability for response costs, corrective action costs, personal injury, property damage, natural resources damages or attorney fees, or any investigative, corrective or remedial obligations, pursuant to the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended ("CERCLA") or the Solid Waste Disposal Act, as amended ("SWDA") or any other Environmental Laws which would have a Material Adverse Effect.

                  (ii) To the Companies' knowledge, neither this Agreement nor the consummation of the transaction that is the subject of this Agreement will result in any obligations for site investigation or cleanup, or notification to or consent of government agencies or third parties, pursuant to any of the so-called "transaction-triggered" or "responsible property transfer" Laws applicable to any Premises located in the United States ("U.S. Premises").

                  (iii) To the Companies' knowledge, the Companies, the operation of their businesses, and the Premises are in material compliance with all applicable Environmental Laws and orders or directives of any governmental authorities having jurisdiction under such Environmental Laws, including, without limitation, any Environmental Laws or orders or directives with respect to any cleanup or remediation of any release or threat of release of Hazardous Substances.

                  (iv) The U.S. Companies have not received any written notices nor, to their knowledge, any oral notices, of any proceedings, claims or lawsuits, from any person, entity or governmental authority arising under any Environmental Laws out of the ownership or occupation of the U.S. Premises or the conduct of their operations or business, nor do the U.S. Companies know of any basis therefor.

                  (v) The U.S. Companies have obtained and are maintaining in full force and effect, to their knowledge, all necessary permits, licenses and approvals required to be obtained by them under any Environmental Laws applicable to the U.S. Premises and the business operations conducted by such Companies thereon, and are in compliance with all such permits, licenses and approvals.

                  (vi) To the U.S. Companies' knowledge, such Companies have not caused or allowed a release, or a threat of release, of any Hazardous Substance at, under or from the U.S. Premises.

For purposes of this Section, the term "Environmental Laws" shall mean any United States federal, state or local law, ordinance or regulation pertaining to the protection of human health or the environment, including, without limitation, CERCLA, the Emergency Planning and Community Right-to-Know Act, 42 U.S.C. Sections 11001, et seq., and the Resource Conservation and Recovery Act, 42 U.S.C. Sections 6901, et seq. or the comparable Laws of any other jurisdiction. For purposes of this Section, the term "Hazardous Substances" shall mean Hazardous Substances under CERCLA, oil and petroleum products, asbestos, polychlorinated biphenyls and urea formaldehyde, and any other materials classified as hazardous or toxic under any Environmental Laws.

         (t) Intentionally Omitted.

         (u) Suppliers and Customers. Except as set forth on the Schedule 3.2(u), no supplier, distributor, third-party contractor or customer representing more than 5% of expected sales or purchases for 1997 has canceled or otherwise terminated, or specifically threatened to cancel or otherwise terminate, its relationship with any of the Companies or has during the last 12 months decreased materially, or specifically threatened in writing to materially decrease or limit materially, its services, supplies or materials to any of the Companies or its usage or purchase of the services or products of any of the Companies.

         (v) Undisclosed Liabilities. None of the Companies has any liability (whether known or unknown, whether asserted or unasserted, whether absolute or contingent, whether accrued or unaccrued, whether liquidated or unliquidated, and whether due or to become due, including any liability for taxes), except for
(i) liabilities set forth on the Financial Statements, (ii) liabilities which have arisen since June 30, 1997 in the ordinary course of business, (iii) liabilities disclosed on the Disclosure Schedule, (iv) liabilities not required to be disclosed in the Disclosure

Schedule, and (v) liabilities not required to be reflected on the face of a balance sheet under GAAP.

         (w) Product Liability. None of the Companies has any liability under any pending or threatened claims for any injury to individuals or property as a result of the ownership, possession, or use of any product manufactured, sold leased, or delivered by any of the Companies, except as set forth on Schedule 3.2(w), or in the Audited Financial Statements or as are covered by insurance (subject to the deductibles under the insurance policies described in Schedule 3.2(l) to the Disclosure Schedule).

         (x) No Bribes. None of the Companies, nor, to the knowledge of the Companies, any of their officers acting on their behalf, have made any payments for political contributions (in excess of lawful amounts), or made or received any bribes, kickback payments or similar payment.

         (y) Brokers. Other than Goldman Sachs & Co., no broker, investment banker, financial advisor or other person, is entitled to any broker's, finder's, financial advisor's or other similar fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or an behalf of any Sellers.

         (z) Disclosure. Neither this Agreement, the Disclosure Schedule nor any other document, certificate, information or other items provided to the Purchaser or its agents pursuant to this Agreement or the transaction contemplated hereby contains any untrue statement of a material fact, or omits to state any material fact, necessary to make the statements contained herein or therein not misleading. All of the representations and warranties contained in this Article III, insofar as they relate to the Far East Companies, are subject to Section 4.8.

                                   ARTICLE IV

                   REPRESENTATIONS AND WARRANTIES OF THE BUYER

         The Buyer hereby represents and warrants to the Sellers as follows:

         4.1 Organization, Standing and Corporate Power. The Buyer is a limited liability company duly organized and in good standing in the State of Delaware and has the requisite power and authority to carry on its business as now being conducted. The Buyer is duly qualified or licensed to do business and is in good standing in each jurisdiction in which the nature of its business or the ownership or leasing of its properties makes such qualification or licensing necessary. The Buyer has delivered to Holmes complete and correct copies of its organizational documents.

         4.2 Authority; Binding Effect; Noncontravention. The Buyer has all requisite power and authority to enter into this Agreement and to consummate the transactions contemplated by this Agreement. The execution and delivery of this Agreement by the Buyer and the consummation by the Buyer of the transactions contemplated by this Agreement have been duly authorized by all necessary action on the part of the Buyer. This Agreement has been duly executed and delivered by and constitutes a valid and binding obligation of the Buyer, enforceable against the Buyer in accordance with its terms except as enforceability may be subject to bankruptcy, insolvency, receivership, moratorium, reorganization, fraudulent conveyance, equitable subordination and similar laws of general application, and the application of equitable principles. The execution and delivery of this Agreement do not, and the consummation of the transactions contemplated by this Agreement and compliance with the provisions of this Agreement will not, conflict with, or result in any breach or violation of, or default (with or without notice or lapse of time, or both) under, or give rise to a right of termination, cancellation or acceleration of or "put" right with respect to any obligation or to loss of a material benefit under, or result in the creation of any lien upon any of the properties or assets of the Buyer under, (i) the organizational documents of the Buyer, (ii) any loan or credit agreement, note, bond, mortgage, indenture, lease or other agreement, instrument, permit, concession, franchise or license applicable to the Buyer or its properties or assets or (iii) subject to the governmental filings and other matters referred to in the following sentence, any judgment, order, decree, statute, law, ordinance, rule, regulation or arbitration award applicable to the Buyer or its properties or assets. No consent, approval, order or authorization of, or registration, declaration or filing with, or notice to, any Governmental Entity is required by or with respect to the Buyer in connection with the execution and delivery of this Agreement by the Buyer or the consummation by the Buyer of any of the transactions contemplated by this Agreement, except for the filing of a premerger notification and report form under the HSR Act.

         4.3 Brokers. No broker, investment banker, financial advisor or other person, is entitled to any broker's, finder's, financial advisor's or other similar fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or an behalf of the Buyer or its affiliates.

         4.4 Litigation. There is no suit, action or legal, administrative, arbitration or other proceeding of any nature pending or, to the Buyer's knowledge, threatened, against the Buyer which might reasonably be expected to have a Material Adverse Effect on the legality or the validity of this Agreement or the consummation transaction contemplated hereby.

         4.5 Funding. Assuming performance by the lenders pursuant to the commitment letters previously delivered by Buyer to Sellers, copies of which are attached as Schedule 4.5, the Buyer will have sufficient cash or capital resources, either on hand or pursuant to fully committed and undrawn facilities, to fund performance of Buyer's obligations under this Agreement.

         4.6 Investment Representation.

                  (a) The Buyer is acquiring the shares of Common Stock purchased from Holmes and from Kahn for the purpose of investment and not with the view to the distribution or resale of all or a portion thereof in violation of applicable Laws.

                  (b) The Buyer acknowledges that it had the opportunity to discuss the Companies' business, management and financial affairs with the Companies' management, to review the information made available by the Companies in the "data room" at the offices of counsel to the Companies, to visit and inspect the Companies' facilities, and to obtain any additional information (financial or otherwise) necessary to verify the accuracy of representations and warranties of the Companies and the other information set forth in this Agreement, including the Disclosure Schedule hereto, or otherwise relative to the financial data or business of the Companies'; provided, however, that nothing in this Section 4.6 shall in any way be deemed to vitiate or limit representations and warranties made by the Sellers or any of the Companies herein, or the rights to indemnification provided to the Buyer herein.

         4.7 Solvency. Immediately after the consummation of the transactions contemplated by Article II, the fair value and present fair saleable value of the assets of the Companies (on a consolidated basis) will exceed the sum of their stated liabilities and identified contingent liabilities; and the Companies (on a consolidated basis) will not, after giving effect to the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated herein, be (i) left with unreasonably small capital with which to carry on their respective businesses as they are proposed to be conducted, (ii) unable to pay their debts (contingent or otherwise) as they mature or (iii) otherwise insolvent.

         4.8 Business Risks in the Far East. The Buyer acknowledges (i) that it is aware of and understands the nature of the current political, legal, regulatory and contractual uncertainties related to the conduct of business in the PRC, (ii) that there are substantial business risks engendered thereby, and
(iii) that there is the risk of volatile and arbitrary governmental actions and/or regulation to which the Companies are or may be or become subject as a result of their business activities in the PRC.

                                    ARTICLE V

           COVENANTS RELATING TO CONDUCT OF BUSINESS PRIOR TO CLOSING

         5.1 Conduct of Business of the Companies. Except as set forth in the Disclosure Schedule, during the period from the date of this Agreement to the Closing (except as otherwise specifically required by the terms of this Agreement), the Companies shall, and shall cause their subsidiaries to, act and carry on their respective businesses in the usual, regular and ordinary course of business consistent with past practice and use its and their respective reasonable best efforts to preserve intact their current business organizations, keep available the services of their current officers and employees and preserve their relationships with customers, suppliers, licensors, licensees, advertisers, distributors and others having business dealings with them and to preserve goodwill. Without limiting the generality of the foregoing, during the period from the date of this Agreement to the Closing, the Companies shall not, and shall not permit any of their subsidiaries to, without the prior consent of the Buyer, which consent will not be unreasonably withheld:

         (a) declare, set aside or pay any dividends on, or make any other distributions in respect of, any of its capital stock, other than dividends and distributions by a direct or indirect wholly owned subsidiary to its parent;

         (b) split, combine or reclassify any of its capital stock or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for shares of its capital stock;

         (c) purchase, redeem or otherwise acquire any shares of capital stock of Holmes or any of its subsidiaries or any other securities thereof or any rights, warrants or options to acquire any such shares or other securities;

         (d) authorize for issuance, issue, deliver, sell, pledge or otherwise encumber any shares of its capital stock or the capital stock of any of its subsidiaries, any other voting securities or any securities convertible into, or any rights, warrants or options to acquire, any such shares, voting securities or convertible securities or any other securities or equity equivalents (including without limitation stock appreciation rights);

         (e) in the case of Holmes, amend its articles of organization, by-laws or other comparable charter or organizational documents;

         (f) acquire or agree to acquire by merging or consolidating with, or by purchasing a substantial portion of the stock or assets of, or by any other manner, any business or any corporation, partnership, joint venture, association or other business organization or division thereof material to the Companies;

         (g) other than pursuant to any of the contracts referred to in Section 3.2(h), sell, lease, license, mortgage or otherwise encumber or subject to any lien or otherwise dispose of any of its properties or assets other than any such properties or assets the value of which do not exceed $200,000 individually and $500,000 in the aggregate, except for (i) sales of inventory (ii) dispositions of obsolete inventory or equipment or (iii) the sale or factoring of certain accounts receivable of Holmes for credit risk purposes, in any such case in the ordinary course of business consistent with past practice;

         (h) incur any indebtedness for borrowed money or guarantee any such indebtedness of another person other than any of the Companies, issue or sell any debt securities or warrants or other rights to acquire any debt securities of the Companies or any of their subsidiaries, guarantee any debt securities of another person, enter into any "keep well" or other agreement to maintain any financial statement condition of another person or enter into any arrangement having the economic effect of any of the foregoing, except for borrowings under existing credit facilities and for lease obligations, in each case incurred in the ordinary course of business consistent with past practice;

         (i) make any material loans, advances or capital contributions to, or investments in, any other person, other than pursuant to any of the contracts referred to in Section 3.2(h), or to any Company or any direct or indirect wholly owned subsidiary of any Company;

         (j) fail to make any capital expenditures, or fail to maintain any real or personal property in a manner inconsistent with historic practice;

         (k) pay, discharge or satisfy any claims (including claims of stockholders), liabilities or obligations (absolute, accrued, asserted or unasserted, contingent or otherwise), except for the payment, discharge or satisfaction, (a) of liabilities or obligations in the ordinary course of business consistent with past practice or in accordance with their terms as in effect on the date hereof or (b) claims settled or compromised to the extent permitted by Section 5.1(o), or waive, release, grant, or transfer any rights of material value or modify or change in any material respect any existing license, lease, contract or other document, other than in the ordinary course of business consistent with past practice;

         (l) adopt a plan of complete or partial liquidation or resolutions providing for or authorizing such a liquidation or a dissolution, merger, consolidation, restructuring, recapitalization or reorganization;

         (m) enter into any collective bargaining agreement;

         (n) change any material accounting principle used by it;

         (o) settle or compromise any litigation (whether or not commenced prior to the date of this Agreement) other than settlements or compromises of litigation where the amount paid (after giving effect to insurance proceeds actually received) in settlement or compromise is not material to the Companies; or

         (p) authorize any of, or commit or agree to take any of, the foregoing actions.

         5.2 Changes in Employment Arrangements. Except as contemplated by the transactions provided for in the Agreement, neither the Companies nor any of their subsidiaries shall adopt or amend (except as may be required by law) any bonus, profit sharing, compensation, stock option, pension, retirement, deferred compensation, employment or other employee benefit plan, agreement, trust, fund or other arrangement (including any Company Plan) for the benefit or welfare of any employee, director or former director or employee, other than increases for individuals (other than officers and directors) in the ordinary course of business consistent with past practice or increase the compensation or fringe benefits of any director, employee or former director or employee or pay any benefit not required by any existing plan, arrangement or agreement.

         5.3 Severance. Neither the Companies nor any of their subsidiaries shall grant any new or modified severance or termination arrangement or increase or accelerate any benefits payable under its severance or termination pay policies in effect on the date hereof.

         5.4 WARN. Neither the Companies nor any of their subsidiaries shall effectuate a "plant closing" or "mass layoff", as those terms are defined in the Worker Adjustment and Retraining Notification Act of 1988 ("WARN"), affecting in whole or in part any site of employment, facility, operating unit or employee of any of the Companies or any subsidiary, without notifying the Buyer or its affiliates in advance and without complying with the notice requirements and other provisions of WARN.

         5.5 Tax Elections. Except in the ordinary course of business and consistent with past practice, or to comply with newly promulgated or effective Laws, neither the Companies nor any of their subsidiaries shall make any tax election or settle or compromise any material federal, state, local or foreign Tax liability, except with Buyer's consent, not to be unreasonably withheld.

                                   ARTICLE VI

                              ADDITIONAL AGREEMENTS

         6.1 Contribution of Shares. Immediately prior to the consummation of the transactions contemplated by this Agreement and immediately following the transaction contemplated by Section 6.1(a) above, each of Kahn and Asco Investments shall contribute all of the then outstanding shares of Holmes (Far
East) to Holmes in consideration of the issuance to them of a number of shares of Common Stock of Holmes to be mutually agreed upon.

         6.2 Access. From and after the date of this Agreement and until the Closing, the Buyer and its authorized representatives (including, without limitation, its lenders and financing providers and its and their independent public accountants, environmental consultants, attorneys and other advisors) shall have access, during normal business hours and upon reasonable notice, to the Premises and to all books, records, contracts and documents of the Companies, and the Sellers shall furnish or cause to be furnished to the Buyer or its authorized representatives all information with respect to the assets and business of the Companies as the Buyer shall reasonably request. From and after the date of this Agreement and until the Closing, the Sellers shall have reasonable access to the financing books, projections and financing models of the Buyer, and an opportunity to discuss such materials with representatives of the Buyer, for the purpose of assuring themselves of the accuracy of the representations and warranties contained in Section 4.7.

         6.3 Confidentiality. Except as permitted under the confidentiality agreement dated April 15, 1996, the Buyer agrees not to disclose or disseminate information regarding the Companies or the transactions contemplated hereby prior to the Closing (except to those attorneys, accountants, investment bankers and other consultants and advisors engaged by the Buyer to assist it in this transaction). In addition, the Buyer agrees that it will not discuss the proposed transaction with any employee, supplier or customer of the Companies, without the prior consent of the Companies, which consent shall not be unreasonably withheld or delayed. The Buyers and the Sellers will use reasonable efforts to consult one another before issuing any press release or otherwise making any public statements with respect to the transactions contemplated by this Agreement; provided, however, that nothing contained herein shall be deemed to prohibit Pentland Group plc from making any public disclosures or disclosures to its shareholders required by law or by the listing regulations applicable to its shares of capital stock.

         6.4 Financing. The Sellers agree to cause the Companies to cooperate reasonably with the Buyer's implementation of the financing described in
Schedule 4.5 hereof. The Sellers agree to cause the Companies to cooperate reasonably with the Buyer in providing information as may be reasonably requested for Buyer to prepare the appropriate private placement documents, in connection with securing financing; provided, that (i) the Buyer shall indemnify and hold the Companies and the Sellers harmless for any liability incurred by the Companies and/or the Sellers as a result of the preparation or distribution of any such documents or the sale of securities contemplated thereby and (ii) unless the Closing occurs, the Buyer shall reimburse the Companies for any reasonable out-of-pocket costs incurred by the Companies at the request of the Buyer in connection with securing financing for the transaction described herein. The Sellers and the Companies further acknowledge and agree that the Buyer and their financial advisors will be required to disclose certain information relating to the Companies as is customary for financings of such type, and the Sellers and Companies consent to such disclosure. Notwithstanding the foregoing, the Sellers will not be obligated, responsible or liable in any respect, directly or indirectly, in respect of Buyer's financing, including in respect of the placement or sale of securities or in respect of any recapitalization of the Companies in connection with the transactions contemplated by this Agreement.

         6.5 Efforts. Subject to the terms and conditions hereof, each party hereto shall use all commercially reasonable efforts to consummate the transactions contemplated hereby as promptly as practicable. In furtherance of the foregoing:

         (a) The Sellers and the Buyer will as promptly as practicable prepare and file with the Federal Trade Commission and the Department of Justice the notification and report forms required for the transactions contemplated hereby and any supplemental information that may be reasonably requested in connection therewith pursuant to the HSR Act, which notification and report forms and supplemental information will comply in all material respects with the requirements of the HSR Act. The Buyer shall pay all filing fees required with respect to the notification, report and other requirements of the HSR Act.

         (b) The Sellers and the Buyer will as promptly as practicable (A) make the required filings with, and take all reasonable actions to obtain the required authorizations, approvals, consents and other actions of, Governmental Authorities and (B) take all reasonable actions (not including the expenditure of money or the payment or delivery of other consideration) to obtain the required consents of other persons with respect to the transactions contemplated hereby.

         6.6 Intra-Family Transfers of Shares. Prior to the Closing, Kahn, with the consent of Buyer (which consent will not be unreasonably withheld), shall be permitted to transfer Shares held by him or for his benefit to his spouse, a child or any other relative, or to a trust of which Kahn or any relative of Kahn is a settlor, trustee or beneficiary, or a family limited partnership, provided that such person, trust, or family limited partnership executes and delivers to the Buyer a copy of this Agreement and becomes an additional Seller for all purposes hereunder.

         6.7 Exclusivity. Until December 1, 1997, neither the Sellers, the Companies, their respective affiliates nor any of their respective representatives, officers, directors, agents, advisors or stockholders (collectively, the "Holmes Group") shall initiate, solicit, entertain, negotiate or discuss, directly or indirectly, any proposal or offer (an "Acquisition Proposal") to acquire all or any significant part of the business and properties, capital stock or capital stock equivalents of the Companies, whether by merger, purchase of stock, purchase of assets, tender offer or otherwise, or provide any non-public information to any third party in connection with an Acquisition Proposal or enter into any agreement, arrangement or understanding requiring it to abandon, terminate or fail to consummate the Acquisition. The Sellers agree to (a) immediately notify the Buyer if any of the Holmes Group receives any indications of interest, requests for information or offers in respect of an Acquisition Proposal, (b) communicate to the Buyer in reasonable detail the terms of any such indication, request or proposal and (c) provide the Buyer with copies of all written communications relating to any such indication, request or proposal.

         6.8 Warrant. Immediately following the Closing, Holmes shall issue to Pentland Group, plc, a warrant (the "Warrant") to purchase shares of Holmes Common Stock, which shall be transferable by Pentland Group, plc only to its affiliates. The number of shares of Holmes Common Stock for which the Warrant shall be exercisable shall be equal to five percent (5%) of the number of shares of Holmes Common Stock outstanding immediately following the Closing. The exercise price for the Warrant shall be equal to the per share Cash Purchase Price paid by the Buyer pursuant to Section 2.4, as adjusted by Section 2.6, multiplied by the number of shares for which the Warrant is exercisable. The Warrant shall be substantially in the form of Exhibit D hereto.

         6.9 Supplemental Information. The Sellers may, on or before two (2) business days prior to the Closing, supplement or amend the Disclosure Schedule with respect to events occurring after the date hereof, including one or more supplements or amendments to correct any matter which would constitute a breach of any representation, warranty, agreement or covenant contained herein. Any such supplement or amendment will, provided that the disclosure on such

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

supplement or amendment does not have a Material Adverse Effect on the Companies, upon acceptance by the Buyer (which acceptance shall not be unreasonably withheld if the disclosure on such supplement or amendment does not have a Material Adverse Effect on the Companies), be effective to cure and correct for all purposes any breach of any representation, warranty, agreement or covenant which would have otherwise existed and all references to the Disclosure Schedule shall for all purposes after the Closing be deemed to be a reference to the Disclosure Schedule as so supplemented or amended.

         6.10 Indemnification. For six years after the Closing Date, the Companies shall indemnify all present and former directors or officers of the Companies and its subsidiaries ("Indemnified Parties") against any costs or expenses (including reasonable attorneys' fees), judgments, fines, losses, claims, damages or liabilities (collectively, "Costs") incurred in connection with any claim, action, suit, proceeding or investigation, whether civil, criminal, administrative or investigative, arising out of or pertaining to matters existing or occurring at or prior to the Closing Date, whether asserted or claimed prior to, at or after the Closing Date, to the fullest extent as would have been permitted in their respective articles of organization or by-laws consistent with applicable law, to the extent such Costs have not been paid for by insurance and shall, in connection with defending against any action for which indemnification is available hereunder, reimburse such officers and directors, from time to time upon receipt of sufficient supporting documentation, for any reasonable costs and expenses reasonably incurred by such officers and directors; provided that such reimbursement shall be conditioned upon such officer's or director's agreement promptly to return such amounts to the Companies if a court of competent jurisdiction shall ultimately determine that indemnification of such officer or director is prohibited by applicable law.

         6.11 Termination of Employment Arrangements; Payment of Management Bonuses. At or immediately prior to the Closing, the Employment Agreements between Holmes and each of Kahn, Gregory White and Stanley Rosenzweig shall be terminated, and Holmes shall cause to be paid all Management Bonuses.

         6.12 Non-Competition Agreement. Pentland Group, plc and its Affiliates shall enter into at the Closing a Non-Competition Agreement in the form of Exhibit H hereto.

         6.13 Payoff Letters. Two (2) business days prior to the Closing, the Sellers shall deliver to the Buyer pay-off letters in respect of the Affiliated Debt which will be in existence on the Closing Date stating the amount thereof as of the Closing Date under the respective agreements and confirming that upon receipt of such amount all Liens other than Permitted Liens in respect of such Indebtedness will be released.

         6.14 Cooperation Regarding Taxes.

         (a) The Buyer, Holmes and the Sellers shall cooperate fully, as and to the extent reasonably requested by the other party, in connection with the filing of Tax Returns and any audit, litigation or other proceeding with respect to Taxes. Such cooperation shall include the retention and (upon the other party's request) the provision of records and information which are reasonably relevant to any such Tax Return, audit, litigation or other proceeding and making employees available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder. Holmes and the Sellers agree (A) to retain all books and records with respect to Tax matters pertinent to Holmes relating to any taxable period beginning before the Closing Date until the expiration of the statute of limitations (and, to the extent notified by the Buyer or the Sellers, any extensions thereof) of the respective taxable periods, and to abide by all record retention agreements entered into with any taxing authority, and (B) to give the other party reasonable written notice prior to transferring, destroying or discarding any such books and records and, if the other party so requests, Holmes or the Sellers, as the case may be, shall allow the other party to take possession of such books and records.

         (b) The Buyer, Holmes and the Sellers further agree, upon request, to obtain or provide any certificate of facts or other document from them, any governmental authority or any other Person, as the case may be, as may be necessary to mitigate, reduce or eliminate any Tax that could be imposed (including, but not limited to, with respect to the transactions contemplated hereby).

         6.15 Other. If Holmes is required, at any time, to pay any amounts to the Internal Revenue Service or other governmental authority on account of, or relating to, any payments to Asco Investments made pursuant to Section 2.2 hereof ("Required Payment"), Holmes shall control all matters relating to any Required Payment, including all claims and proceedings relating to the contest, settlement or refund of any Required Payment. Asco Investments shall fully cooperate in the manner requested by Holmes in all such matters relating to any Required Payment. If Holmes reasonably determines that Asco Investments is the proper party to apply for a refund of any Required Payment, Asco Investments shall apply for and prosecute such refund as directed and controlled by Holmes, and shall promptly upon receipt pay or cause to be paid to Holmes the full amount of any such refund. Asco Investments shall also pay to Holmes the amount of such Required Payment not refunded to Asco Investments, if any, due to any offset or reduction for other tax obligations due by Asco Investments to such governmental authority.

                                   ARTICLE VII

                              CONDITIONS PRECEDENT

         7.1 Conditions to Each Party's Obligations. The obligations of each party to consummate the Closing and the transactions contemplated by this Agreement are subject to the satisfaction or waiver, on or prior to the Closing Date, of each of the following conditions:

         (a) Hart-Scott-Rodino Waiting Period. Any applicable waiting period under the HSR Act shall have expired or been terminated.

         (b) No Litigation. No investigation, suit, action or other proceeding shall be pending against the Sellers or the Companies before any court or governmental agency which seeks to restrain, challenge or prohibit or obtain damages or other relief in connection with the performance of this Agreement or the consummation of the transactions contemplated hereby.

         (c) Solvency Opinion. A solvency opinion addressed to the Sellers and the Board of Directors of Holmes, in form and substance reasonably acceptable to the parties, shall have been delivered.

         (d) Financing. Holmes shall have received the proceeds of financing pursuant to the commitment letters set forth on Schedule 4.5 hereto on terms and conditions set forth therein (or on such other terms and conditions as the Buyer and Holmes shall reasonably agree or are not materially more onerous) in amounts sufficient to consummate the transactions contemplated by this Agreement, including, without limitation (i) to pay the redemption price as contemplated by
Section 2.2, (ii) to refinance the Affiliated Debt, (iii) to pay any fees and expenses in connection with the transactions contemplated by this Agreement or the financing thereof, (iv) to pay the Management Bonus, the Additional Kahn Bonus and the Closing Expenses and (v) to provide for the working capital needs of the Company following the transactions contemplated hereby, including, without limitation, letters of credit.

         (e) Execution of Ancillary Agreements. The following agreements shall have been executed and delivered by all parties thereto: (i) the Escrow Agreement; (ii) the Stockholders' Agreement attached hereto as Exhibit E; (iii) the Registration Rights Agreement attached hereto as Exhibit F; (iv) the Employment Agreements attached hereto as Exhibit G; and (v) the Non- Competition Agreement attached hereto as Exhibit H.

         7.2 Conditions to the Buyer's Obligations. The obligations of the Buyer to consummate the Closing and the transactions contemplated by this Agreement are subject to the satisfaction or waiver by the Buyer, on or prior to the Closing Date, of each of the following conditions:

         (a) Representations and Warranties. All representations and warranties of each of the Sellers and the Companies set forth in this Agreement shall have been true and correct in all material respects when made and shall be true and correct in all material respects on and as of the Closing Date as though made on and as of the Closing Date, except to the extent that such representations and warranties related solely to an earlier date (in which case such representation and warranty shall be true as of such earlier date), provided that, solely for the purposes of this Section 7.2(a), any supplemental disclosure pursuant to
Section 6.9 which has a Material Adverse Effect shall not be taken into consideration. The Buyer shall have received a certificate signed on behalf of the Sellers and the Companies to the effect set forth in this paragraph.

         (b) No Material Adverse Effect. No event, occurrence, fact, condition, change or development shall have occurred that has constituted or resulted in, or could reasonably be expected to constitute or result in, a Material Adverse Effect.

         (c) Compliance with Agreement. The Sellers shall have performed and complied in all material respects with all of the obligations under this Agreement which are to be performed or complied with by them on or prior to the Closing Date. The Buyer shall have received a certificate signed on behalf of the Sellers and the Companies to the effect set forth in this paragraph.

         (d) Proceedings and Instruments Satisfactory. All material proceedings, corporate or other, to be taken by the Sellers or the Companies on behalf of the Sellers or the Companies in connection with the transactions contemplated by this Agreement, and all documents incident thereto, shall in the Buyer's reasonable discretion be satisfactory to the Buyer.

         (e) Termination of Stockholders Agreement. The Stockholders Agreement dated as of June 21, 1993, as amended, by and among Holmes, Holmes (Far East), Holmes (HK) and certain of the Sellers (the "Stockholders Agreement"), shall have been terminated by the parties to the Stockholders Agreement at or prior to the Closing.

         (f) Release of Liens. All Liens in respect of Affiliated Debt, other than Permitted Liens in respect thereof, shall have been released as set forth in the Payoff Letters delivered pursuant to Section 6.13 hereof.

         (g) Consents. All consents, authorizations, orders and approvals of (or filings or registrations with) any Governmental Authority required in connection with the execution, delivery and performance of this Agreement shall have been obtained or made, except for any other documents required to be filed after the Closing Date, and except where the failure to have obtained or made any such consents, authorizations, orders, approval, filing or registration would not have individually or in the aggregate a Material Adverse Effect. All material consents required from third parties in order for the Companies to consummate the transactions contemplated hereby shall have been obtained.

         (h) Esteem Lease. The leases for facilities for Esteem Industries, Ltd. in China shall have been delivered to the Buyer, which lease shall incorporate the terms summarized on Exhibit I attached hereto.

         (i) Intercompany Obligations. All obligations between the Companies, on one hand, and the Sellers and their Affiliates, on the other hand, shall have been paid, forgiven or otherwise discharged without any adverse effect on the Companies, and the Buyer shall have received discharge letters or other confirmation as to the foregoing.

         (j) Releases. The Sellers shall deliver to Holmes releases relating to any claims against, or obligations owing from, the Companies, in form and substance reasonably satisfactory to the Buyer.

         (k) Opinion of Counsel. There shall have been delivered to Buyer an opinion of counsel of Posternak, Blankstein & Lund, L.L.P., counsel to Kahn, Holmes and Holmes (Far East), and an opinion of counsel of Mayer, Brown & Platt, counsel to Pentland Group plc, each in form and substance reasonably acceptable to Buyer.

         (l) FIRPTA Certificate. Each of the Companies shall have provided to the Buyer a statement, in a form reasonably satisfactory to the Buyer pursuant to Section 1.897-2(h) of the Treasury Regulations, certifying that interests in each of the Companies are not U.S. real property interests within the meaning of
Section 897(c)(1) of the Code and dated not more than 30 days prior to the Closing Date.

         (m) Affidavit. Pentland Group, plc and Asco Investments shall have delivered to Holmes an affidavit in form reasonably acceptable to the Buyer confirming that (i) neither Pentland Group plc nor Asco Investments is a United States real property holding company and (ii) that neither Pentland Group plc nor Asco Investments is an affiliate of Kahn, the Buyer or any other stockholder of Holmes or intends to acquire more shares of Common Stock of Holmes (other than upon exercise of the Warrant described in Section 6.8).

         (n) Kahn Stock Purchase Agreement. The transactions contemplated by the Kahn Stock Purchase Agreement shall have been consummated.

         (o) PW Opinion. PW shall have delivered an opinion to Holmes, in form and substance reasonably satisfactory to Buyer and Holmes, regarding the tax treatment of the redemption described in Section 2.2 hereof, including an unqualified opinion that no tax withholding is required by Holmes regarding such redemption.

         7.3 Conditions to Sellers' and Holmes' Obligations. The obligations of Sellers and Holmes to consummate the Closing and the transactions contemplated by this Agreement are subject to the satisfaction or waiver by Sellers and Holmes, on or prior to the Closing Date, of each of the following conditions:

         (a) Representations and Warranties. All representations and warranties of the Buyer set forth in this Agreement shall have been true and correct in all material respects when made and shall be true and correct in all material respects on and as of the Closing Date as though made on and as of the Closing Date except to the extent that such representation and warranty relates solely to an earlier date (in which case such representation and warranty shall be true as of such earlier date). Holmes shall have received a certificate signed on behalf of the Buyer to the effect set forth in this paragraph.

         (b) Compliance with Agreement. The Buyer shall have performed and complied in all material respects with all of the obligations under this Agreement which are to be performed or complied with by it on or prior to the Closing Date. Holmes shall have received a certificate signed on behalf of the Buyer to the effect set forth in this paragraph.

         (c) Proceedings and Instruments Satisfactory. All material proceedings, corporate or other, to be taken by the Buyer or on behalf of the Buyer in connection with the transactions contemplated by this Agreement, and all documents incident thereto, shall in Holmes reasonable discretion be satisfactory.

         (d) Total Purchase Price. The Buyer shall have paid the amounts set forth in Section 2.4 hereof.

         (e) Release of Credit Support.

                      (i) The letters of credit set forth on Schedule 2.8(a)
             hereto, as updated as of the Closing Date, shall have been released and discharged or backed by unconditional letters of credit issued by banks and in form and substance reasonably acceptable to the Sellers.

                      (ii) The Sellers, Pentland Group plc and any affiliate
             thereof (other than the Companies) shall have been released and discharged to their reasonable satisfaction from any obligations under the comfort letters and other financial support letters set forth on Schedule 2.8(b) hereto, as updated as of the Closing Date.

         (f) Opinion of Counsel. There shall have been delivered to Sellers and Holmes an opinion of Hutchins, Wheeler & Dittmar, counsel to the Buyer, in form of and substance reasonably acceptable to the Sellers.

         (g) Warrant. Holmes shall have issued the Warrant to Pentland.

         (h) Certain Payments. At Closing, Holmes shall have paid, or made provisions satisfactory to the payee for the payment of (i) all principal of, interest on, premium, if any, expenses, commissions and other amounts owing on account of all Affiliated Debt, (ii) the Management Bonus, (iii) Closing Expenses, (iv) the Additional Kahn Bonus and (v) the amounts due Asco Investments pursuant to Section 2.2 hereof.

         (i) Tax Clearance Waiver. Pentland Group, plc shall have received such tax clearances as are required in connection with the transactions provided for in this Agreement from the applicable U.K. tax authorities.

                                  ARTICLE VIII

                                 INDEMNIFICATION

         8.1 Survival. The representations and warranties of the Companies, the Sellers and the Buyer made in this Agreement or any agreement, certificate or instrument contemplated hereby, any document relating hereto or thereto or contained in any Exhibit to this Agreements shall survive the Closing, regardless of any investigation made by or on behalf of any party, until the earlier of (i) May 1, 1999 or (ii) 15 days after the receipt by the Buyer or Holmes of audited financial statements of Holmes for the year ending December 31, 1998, notice of which shall be provided to the Sellers (such period being referred to herein as "Survival Period"); provided, however, that representations and warranties with respect to which a claim is made within the applicable Survival Period shall survive until such claim is finally determined and paid, solely for the purposes of such claim and for no other purpose. No claim for indemnification may first be made under this Article VIII after the expiration of the Survival Period; provided that such limitation shall not bar an action based on fraud.

         8.2 Indemnification by the Sellers. Each of the Sellers covenants and agrees that, subject to the provisions of this Article VIII, the Escrow Funds provided by it (including interest and dividends thereon to the extent held in escrow) will be available to indemnify, defend, protect and hold harmless the Buyer (and, from and after the Closing Date, Holmes), (and its directors, officers, employees, agents and affiliates) at all times after the Closing Date from and against any and all claims, liabilities, losses, damages, costs or expenses (including reasonable legal fees, costs and expenses arising from or in connection with any action, suit, proceeding or claim incident to any of the foregoing) (collectively, "Losses") suffered by any one or more of the Companies resulting from or arising out of: (i) any breach of or any inaccuracy in any representation or warranty made by the Sellers pursuant to or in this Agreement or any agreement, certificate or instrument contemplated hereby, any document relating hereto or thereto or contained in any Exhibit to this Agreement (in each case as such representation or warranty with respect to Companies other than the Far East Companies would read if all qualifications as to materiality, Material Adverse Effect and knowledge were deleted therefrom); (ii) any breach of or any inaccuracy in any representation or warranty made by the Companies pursuant to or in this Agreement or any agreement, certificate or instrument contemplated hereby, any document relating hereto or thereto or contained in any Exhibit to this Agreement (in each case as such representation or warranty would read if all qualifications as to materiality, Material Adverse Effect and knowledge were deleted therefrom); or (iii) any breach of or failure by such Seller to perform any agreement, covenant or obligation of such Seller set forth in this Agreement or any agreement or instrument contemplated hereby.

         8.3 Indemnification of the Sellers. The Buyer, from the date hereof until the Closing Date, and Holmes, at all times from and after the Closing Date, covenants and agrees that, subject to the provisions of this Article VIII, it will indemnify, defend, protect, and hold harmless the Sellers from and against all Losses incurred by the Sellers as a result of or incident to (i) any breach of or any inaccuracy in any representation or warranty made by the Buyer pursuant to or in this Agreement or any Agreement, certificate or instrument contemplated hereby, any document written hereto or thereto or contained in any Exhibit to this Agreement (in each case as said representation or warranty would read if all qualifications as to materiality, Material Adverse Effect and knowledge were delivered therefrom); (ii) any breach of or any inaccuracy in any representation or warranty made by the Buyer pursuant to or in this Agreement or any agreement, certificate or (iii) any breach of or failure by the Buyer to perform any agreement, covenant or obligation of the Buyer set forth in this Agreement or any agreement or instrument contemplated hereby.

         8.4 Third Person Claims. Promptly after the Buyer (or, from and after the Closing Date, Holmes) has received notice of or has knowledge of any claim by a person not a party to this Agreement ("Third Person") or the commencement of any action or proceeding by a Third Person for which Holmes or the Buyer is entitled to indemnification under this Article VIII, the Buyer and Holmes shall, as a condition precedent to a claim with respect thereto being made against the Escrow Funds, give the Sellers written notice of such claim or the commencement of such action or proceeding specifying in reasonable detail the nature of such claim or action; provided, however, that failure to give such notification shall not affect the indemnification provided hereunder except to the extent the Sellers shall have been actually prejudiced as a result of such failure. If the Sellers notify Holmes within 30 days from the receipt of the foregoing notice that they wish to defend against the claim by the Third Person and if the reasonable estimated amount payable with respect to the claim, together with amounts reasonably estimated to be payable with respect to all other claims made against the Escrow Funds that have not been settled, is less than the remaining balance of the Escrow Funds, then the Sellers shall have the right, at their sole expense, to assume and control the defense of the claim by appropriate proceedings with counsel reasonably acceptable to Holmes and the Buyer. If the reasonably estimated amount payable with respect to the claim, together with amounts reasonably estimated to be payable with respect to all other claims made against the Escrow Funds that have not been settled, is greater than the remaining balance of the Escrow Funds, then Holmes and the Buyer (on the one hand) and the Sellers (on the other hand) shall cooperate in a joint defense of the claim, with the party whose risk of loss with respect to such claim is greater (taking into account the amount of the remaining Escrow Funds and the amount by which the amounts reasonably estimated to be payable with respect to the claim exceed such remaining Escrow Funds) being the lead counsel in the defense. If the Sellers do assume the defense of such claim, Holmes and the Buyer may participate in the defense, at their sole expense, provided that counsel for the Sellers shall act as lead counsel in all matters pertaining to the defense or settlement of such claims, suit or proceedings; provided, however, that Holmes and the Buyer shall control the defense of, but the Sellers may participate in the defense of (i) any Tax audit or proceeding that would reasonably be expected to have a Material Adverse Effect for any taxable period ending on or after the Closing Date and (ii) any claim or proceeding that in Holmes' reasonable judgment would have a Material Adverse Effect apart from the financial impact. Holmes shall be entitled to payment from the Escrow Funds for the reasonable fees and expenses of its counsel in defending a claim for any period during which the Sellers have not assumed the defense of any claim and for any matter described in clause (i) or (ii) of the immediately preceding sentence, provided it is otherwise entitled to indemnification hereunder. Whether or not the Sellers shall have assumed the defense of any claim, neither Holmes, the Buyer nor the Sellers shall make any settlement with respect to any such claim, suit or proceeding without the prior consent of the other, which consent shall not be unreasonably withheld or delayed. It is understood and agreed that in situations where failure to settle a claim expeditiously could have an adverse effect on the party wishing to settle, the failure of the party not controlling the defense to act upon a request for consent to such settlement within ten (10) days of receipt of notice thereof shall be deemed to constitute consent to such settlement for purposes of this Section 8.4. Such notice shall prominently specify (i) the material terms and conditions of such settlement, (ii) that immediate attention thereto is requested and (iii) that consent to such settlement will be deemed granted upon a failure to respond timely.

         8.5 Limitation on Indemnification.

         (a) Notwithstanding anything to the contrary contained in this Agreement, the Sellers shall not have any obligation to indemnify Holmes or the Buyer (i) for any single Loss which does not exceed $15,000 or (ii) for Aggregate Losses until the aggregate amount of Losses incurred exceed $1,000,000, in which event such Person shall be entitled to indemnification only with respect to the amount of Losses in excess of $1,000,000 (provided that in calculating whether the aggregate amount of Losses incurred exceeds $1 million, all indemnified Losses which are less than $15,000 shall be disregarded). At such time as the aggregate amount of Losses incurred as set forth in the foregoing sentence is in excess of $1,000,000, the Sellers shall not be obligated to indemnify Holmes or the Buyer for any single Loss which does not exceed $30,000. The limitation set forth in this Section 8.5(a) shall not apply to any Losses arising out of a breach of a representation or warranty contained in Section 3.1(c).

         (b) Notwithstanding the foregoing, neither Holmes nor the Buyer will be entitled to indemnification with respect to:

                  (i) consequential damages, including, without limitation, consequential damages consisting of business interruption or lost profits;

                  (ii) any obligation, liability or matter to the extent reserves or accruals for such matter are reflected in the Financial Statements or are on the books and records of Holmes and are therefore taken into account in determining the Working Capital Statement;

                  (iii) to the extent any obligation or liability or matter, including with respect to environmental remediation and clean-up, arises under Laws that arise or are promulgated or announced after the Closing Date;

                  (iv) any obligation, liability or matter arising out of information Buyer discloses to any authority which disclosure is not required by Environmental Laws or other Laws or for which disclosure would not otherwise be reasonable business practice, without consideration of indemnification under this Article VIII;

                  (v) except if there is a breach of the representations and warranties set forth in this Agreement with respect to any claim by or liability to any employee employed by the Companies arising out of the termination of such employee's employment with the Companies after the Closing Date, any action by the Companies subsequent to the Closing Date with respect to employment or termination of employees;

                  (vi) any claim which Buyer or Holmes is entitled to bring under any applicable statute, rule, regulation or case law, to the extent that such claim would exceed the amount to which Buyer or Holmes is entitled to receive as indemnification under this Article VIII after giving effect to the limitations contained herein;

                  (vii) any obligation of Holmes to pay any amounts to the Internal Revenue Service or other governmental authority on account of or relating to any payments to Asco Investments made pursuant to
         Section 2.2 hereof; or

                  (viii) any claim by Holmes or the Buyer arising out of the contribution of shares contemplated by Section 2.1 hereof or the redemption of shares contemplated by Section 2.2 hereof.

         (c) Notwithstanding the foregoing, the Sellers will not be entitled to indemnification with respect to:

                  (i) consequential damages; or

                  (ii) with respect to any claim which the Sellers shall be entitled to bring under any statute, rule, regulation or case law to the extent that such claim would exceed the amount to which the Sellers are entitled to receive as indemnification under this Article VIII after giving effect to limitations contained herein.

         (d) Any indemnification amounts payable under this Article VIII shall be treated by the Buyer, Holmes, the Sellers and the Companies as an adjustment to the Cash Purchase Price, and shall be calculated after giving effect to (i) any proceeds received from insurance policies covering the damage, loss, liability or expense that is the subject to the claim for indemnity and (ii) the actual realized tax benefit to Holmes resulting from the damage, loss, liability or expense that is the subject of the indemnity; provided that to the extent that any tax benefit is realized in a tax year other than the year in which the indemnity is paid, Holmes shall make a payment to the indemnitor in the amount of such realized tax benefit in the year in which it is realized. For purposes hereof, an actual realized tax benefit is an actual reduction in taxes payable or a refund of taxes previously paid.

         (e) From and after the Closing, the Buyer shall cause the Companies to maintain customary products liability, property, casualty, business interruption and other insurance in respect of the Companies, in accordance with general industry practices, provided, that such insurance coverage will not, in the aggregate, be substantially less favorable to the Companies than the Companies' insurance coverage prior to the Closing. Indemnification claims hereunder shall be reduced by and to the extent that the Companies receive proceeds under insurance policies, risk sharing pools, or similar arrangements specifically as a result of, and in compensation for, the subject matter of an indemnification claim.

         (f) In the case of a breach of representation or warranty contained in
Section 3.1, the Buyer and/or Holmes shall only be entitled to indemnification pursuant to Section 8.2 from the particular Seller whose breach gives rise to such indemnification right and only for such Seller's remaining Allocable Percentage of the then-existing Escrow Amount, and the other Seller shall not be obligated to provide indemnification or contribution or otherwise be obligated or liable therefor and any remaining portion of the Escrow Amount will not be available to the Buyer in respect of such breach.

         (g) Any indemnification of or recovery by the Buyer or Holmes for Losses under Section 8.2 of this Agreement, any agreement or instrument contemplated hereby, any document relating hereto or thereto or any Exhibit to this Agreement arising on or after the Closing Date shall be limited solely to the amount of the Escrow Amount then held by the Escrow Agent under the Escrow Agreement.

         (h) Notwithstanding anything to the contrary set forth in this Agreement, the Buyer, Holmes and their respective affiliates will not, directly or indirectly, in whole or in part, make whole, reimburse or otherwise compensate Kahn with respect to claims payable out of the Escrow Amount for his portion of any indemnification obligation hereunder.

         8.6 Limitation on Tax Liability. The Sellers shall not be obligated or liable for any taxes or tax-related indemnities, obligations or liabilities to the extent that the same are attributable to any tax determinations, allocations or positions which the Companies take after the Closing that are different than those of the Companies prior the Closing, unless the Companies determine in good faith that such determination, allocations or positions are required in order for the Companies to be in compliance with applicable law or with United States generally accepted accounting principles.

         8.7 Civil Liability under RICO. The Buyer and the Sellers hereby waive all rights to pursue civil remedies to which they may be entitled or may become entitled with respect to this Agreement and the transactions contemplated hereby against the other parties hereto under the Racketeer Influence and Corrupt Organization Act of 1970, as amended, including specifically any rights to treble damages which may be available to them pursuant to 18 U.S.C. Section 1964(c).

         8.8 Indemnification Exclusive Remedy. The sole recourse and exclusive remedy for the Buyer or Holmes against the Sellers after the Closing Date for the breach of any representations, warranties, covenants and agreements contained in this Agreement, any agreement or instrument contemplated hereby, any document relating hereto or thereto or any Exhibit to this Agreement, or otherwise arising from the Buyer's acquisition of the Shares, shall be to assert a claim for indemnification under the provisions of this Article VIII. The only legal action which may be asserted by the Buyer or Holmes against the Sellers with respect to any matter which is the subject of this Agreement shall be a contract action to enforce, or to recover Losses for the breach of, this Agreement, and any recovery by the Buyer or Holmes for any such Losses shall be limited as provided in this Article VIII. Without limiting the generality of the foregoing, no legal action based upon predecessor or successor liability, contribution, tort or strict liability may be maintained by the Buyer against the Sellers with respect to any matter that is the subject of this Agreement, any agreement or instrument contemplated hereby, any document relating hereto or thereto or any Exhibit to this Agreement, or otherwise arising from the Buyer's or Holmes' acquisition of the Shares. Notwithstanding the provisions of this
Section 8.8, nothing herein shall be deemed to limit the ability of the Buyer or Holmes to proceed against one or more of the Sellers based on criminal activity or fraud.

                                   ARTICLE IX

                               GENERAL PROVISIONS

         9.1 Fees and Expenses. Except as otherwise provided herein, each party shall be responsible for its own fees and expenses (including legal fees and expenses) in connection with the execution and delivery of this Agreement and the performance of its obligations hereunder; provided, however, that, if the transactions contemplated hereby are consummated, any expenses incurred by the Buyer shall be paid by Holmes; and provided, further, however, that any expenses incurred in connection with the provisions of Section 2.6 hereof shall be borne as contemplated in such section. If the transactions contemplated hereby are not consummated, and all of the conditions set forth in Section 7.1 and 7.2 (other than 7.2(n)) hereof have been satisfied, the expenses of Holmes in connection with the financing contemplated by Section 4.5 hereof shall be borne by the Buyer.

         9.2 Termination. This Agreement may be terminated and abandoned at any time prior to or on the Closing Date (i) by the mutual consent in writing of the Sellers and the Buyer at any time, (ii) by either the Buyer or the Sellers if the Closing shall not have occurred by 5:00 p.m., Eastern time, on December 1, 1997.

         9.3 Amendment; Extension; Waiver. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties. The parties agree that the Buyer and Kahn will not amend the Kahn Stock Purchase Agreement without the consent of Asco Investments, which consent shall not be unreasonably withheld. At any time prior to the Closing, the parties may (a) extend the time for the performance of any of the obligations or other acts of the other parties, (b) waive any inaccuracies in the representations and warranties contained in this Agreement or in any document delivered pursuant to this Agreement or (c) waive compliance with any of the agreements or conditions contained in this Agreement. Any agreement on the part of a party to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party. The failure of any party to this Agreement to assert any of its rights under this Agreement or otherwise shall not constitute a waiver of such rights; it being understood that this sentence shall not in any way effect Section 8.6 hereof.

         9.4 Notices. All notices, requests, claims, demands and other communications under this Agreement shall be in writing and shall be deemed given if delivered personally or sent by overnight courier providing proof of delivery) to the parties at the following addresses (or at such other address for a party as shall be specified by like notice):

         IF TO THE SELLERS:   Jordan A. Kahn
                              c/o Holmes Products Corp.
                              233 Fortune Blvd.
                              Granite Park
                              Milford, Massachusetts  01757
                              Fax: (508) 634-8374

         and to:              Asco Investments Ltd.
                              c/o Pentland Group plc
                              The Pentland Centre
                              Lakeside, Squires Lane
                              London N3 2QL
                              United Kingdom
                              Attn: General Counsel
                              Fax: 011-44-181-343-4876

         with copies to:      Donald H. Siegel, P.C.
                              Posternak, Blankstein & Lund, L.L.P.
                              100 Charles River Plaza
                              Boston, Massachusetts 02114
                              Fax: (617) 367-2315

         and to:              James B. Carlson, Esq.
                              Mayer, Brown & Platt
                              1675 Broadway, Suite 1900
                              New York, New York 10019-5820
                              Fax: (212) 262-1910

         IF TO BUYER:         Richard K. Lubin
                              c/o Berkshire Partners LLC
                              One Boston Place, Suite 3300
                              Boston, Massachusetts 02108
                              Fax: (617) 227-6105

         with a copy to:      James Westra, Esquire
                              Hutchins, Wheeler & Dittmar
                              101 Federal Street
                              Boston, MA 02110
                              Fax:  (617) 951-1295

         9.5 Interpretation. When a reference is made in this Agreement to a Section, Exhibit or Schedule, such reference shall be to a section of, or an Exhibit or Schedule to, this Agreement unless otherwise indicated. The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Whenever the words "include", "includes" or "including" are used in this Agreement, they shall be deemed to be followed by the words "without limitation".

         9.6 Counterparts. This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other parties.

         9.7 Entire Agreement. This Agreement and the other agreements referred to herein constitute the entire agreement, and supersede all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter of this Agreement.

         9.8 Control by Asco Investments. Any decision by Asco Investments and Kahn with respect to the determination of any adjustment under Section 2.6 hereof or as to the assertion or defense of any claim for indemnification under
Article VIII (other than a claim for a breach of representation or warranty contained in Section 3.1) shall be determined by Asco Investments on behalf of itself and Kahn; provided that any such determination shall be made in good faith and in a manner designed to treat Kahn and Asco Investments equitably, and provided further that Kahn shall be consulted with respect to, and kept fully apprised of, any such claim, and Kahn gives his consent to any such determination, which consent shall not be unreasonably withheld.

         9.9 Liquidation of Buyer. The parties acknowledge that the Buyer will be liquidated immediately after the closing, and agree that following such liquidation, all obligations of the Buyer, including without limitation those under Article VIII, shall become obligations of the Companies, and that thereafter neither the Buyer nor any of its shareholders, officers, directors or agents shall have any obligation under this Agreement.

         9.10 GOVERNING LAW. THIS AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE COMMONWEALTH OF

MASSACHUSETTS, REGARDLESS OF THE LAWS THAT MIGHT OTHERWISE GOVERN UNDER APPLICABLE PRINCIPLES OF CONFLICTS OF LAWS.

         9.11 JURISDICTION OF DISPUTES; WAIVER OF JURY TRIAL. IN THE EVENT ANY PARTY TO THIS AGREEMENT COMMENCES ANY LITIGATION, PROCEEDING OR OTHER LEGAL ACTION IN CONNECTION WITH OR RELATING TO THIS AGREEMENT, ANY RELATED AGREEMENT OR ANY MATTERS DESCRIBED OR CONTEMPLATED HEREIN OR THEREIN, THE PARTIES TO THIS AGREEMENT HEREBY (A) AGREE UNDER ALL CIRCUMSTANCES ABSOLUTELY AND IRREVOCABLY TO INSTITUTE ANY LITIGATION, PROCEEDING OR OTHER LEGAL ACTION IN A COURT OF COMPETENT JURISDICTION LOCATED WITHIN THE EASTERN DISTRICT OF MASSACHUSETTS, WHETHER A STATE OR FEDERAL COURT; (B) AGREE THAT IN THE EVENT OF ANY SUCH LITIGATION, PROCEEDING OR ACTION, SUCH PARTIES WILL CONSENT AND SUBMIT TO THE PERSONAL JURISDICTION OF ANY SUCH COURT DESCRIBED IN CLAUSE (A) OF THIS SECTION AND TO SERVICE OF PROCESS UPON THEM IN ACCORDANCE WITH THE RULES AND STATUTES GOVERNING SERVICE OF PROCESS (IT BEING UNDERSTOOD THAT NOTHING IN THIS SECTION SHALL BE DEEMED TO PREVENT ANY PARTY FROM SEEKING TO REMOVE ANY ACTION TO A FEDERAL COURT IN THE EASTERN DISTRICT OF MASSACHUSETTS; (C) AGREE TO WAIVE TO THE FULL EXTENT PERMITTED BY LAW ANY OBJECTION THAT THEY MAY NOW OR HEREAFTER HAVE TO THE VENUE OF ANY SUCH LITIGATION, PROCEEDING OR ACTION IN ANY SUCH COURT OR THAT ANY SUCH LITIGATION, PROCEEDING OR ACTION WAS BROUGHT IN ANY INCONVENIENT FORUM; (D) AGREE AS AN ALTERNATIVE METHOD OF SERVICE TO SERVICE OF PROCESS IN ANY LEGAL PROCEEDING BY MAILING OF COPIES THEREOF TO SUCH PARTY AT ITS ADDRESS SET FORTH HEREIN FOR COMMUNICATIONS TO SUCH PARTY; (E) AGREE THAT ANY SERVICE MADE AS PROVIDED HEREIN SHALL BE EFFECTIVE AND BINDING SERVICE IN EVERY RESPECT; AND (F) AGREE THAT NOTHING HEREIN SHALL AFFECT THE RIGHTS OF ANY PARTY TO EFFECT SERVICE OF PROCESS IN ANY OTHER MANNER PERMITTED BY LAW. TO THE EXTENT PERMITTED BY LAW EACH PARTY HERETO WAIVES THE RIGHT TO A TRIAL BY JURY IN ANY DISPUTE IN CONNECTION WITH OR RELATING TO THIS AGREEMENT, ANY RELATED AGREEMENT OR ANY MATTERS DESCRIBED OR CONTEMPLATED HEREIN OR THEREIN, AND AGREE TO TAKE ANY AND ALL ACTION NECESSARY OR APPROPRIATE TO EFFECT SUCH WAIVER.

         9.12 Assignment. Neither this Agreement nor any of the rights, interests or obligations under this Agreement shall be assigned, in whole or in part, by operation of law or otherwise by any of the parties without the prior written consent of the other parties; provided, however, that the Buyer shall be permitted to assign its rights to purchase shares of Common Stock from Holmes pursuant to Section 2.4 hereof prior to the Closing, provided that any such assignment shall not relieve the Buyer of its obligations hereunder. Subject to the preceding sentence, this

Agreement will be binding upon, inure to the benefit of, and be enforceable by, the parties and their respective successors and assigns.

         9.13 Enforcement. The parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that prior to the Closing the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement.

         9.14 Limitation and Warranties. Buyer acknowledges that the detailed representations and warranties by the Sellers and the Companies set forth in this Agreement have been carefully negotiated and prepared by the parties. The Sellers make no representations or warranties with respect to any projections, forecasts or forward-looking information provided to the Buyer. There is no assurance that any projected or forecasted results will be achieved. EXCEPT AS TO THOSE MATTERS EXPRESSLY COVERED BY THE REPRESENTATIONS AND WARRANTIES SET FORTH HEREIN, THE SELLERS DISCLAIM ALL REPRESENTATIONS AND WARRANTIES, WHETHER EXPRESSED OR IMPLIED, AS TO ANY OTHER INFORMATION OR MATTERS. The Buyer acknowledges that neither the Companies nor any Seller nor any other person or entity has made any representation or warranty, express or implied, as to the accuracy or completeness of any information which is not included or referred to in this Agreement or the Disclosure Schedule, and no Seller nor any other person or entity will have or will be subject to any liability under this Agreement to the Buyer, any affiliate thereof or any other person or entity resulting from the distribution of any such information to, or use of any information by, the Buyer and any affiliate thereof or any of their agents, consultants, accountants, counsel or other representatives. Without limitation of the foregoing, to the extent that in the offering memoranda or summary prepared by any Seller, the Companies or by any of their respective advisors or representatives are or has been provided to the Buyer, the Buyer acknowledges and agrees that no representation or warranties made as to the completeness or accuracy of such memoranda or summaries.

         9.15 U.S. Dollars. Unless otherwise specifically stated, all dollar figures set forth herein are in United States dollars, and all financial calculations and amounts called for or referred to herein shall be made in or shall be deemed to refer to United States dollars. For purposes of this Agreement, all translations from foreign currencies to United States dollars shall be made using the exchange rates prevailing on the effective date of such calculation.

         9.16 Disclosure Schedule. Any fact or item in any portion of the Disclosure Schedule shall be deemed to be disclosed with respect to this Agreement generally and any other relevant portion, whether or not an explicit cross-reference appears. No representation or warranty hereunder shall be deemed to be inaccurate if the actual situation is disclosed in the Disclosure Schedule. Neither the specification of any dollar amount in any representation, warranty or covenant contained in this Agreement nor the inclusion of any specific item in the Disclosure Schedule hereto is intended to imply that such amount, or higher or lower amounts, or the item so included or other items, are or are not material, and no party shall use the fact of the setting forth of any such amount or the inclusion of any such item in any dispute or controversy between the parties as to whether any obligation, item or matter not described herein or included in the Disclosure Schedule is or is not material for purposes of this Agreement.


                  [Remainder of Page Intentionally Left Blank]

         IN WITNESS WHEREOF, the Buyer, the Sellers and the Companies have each caused this Agreement to be signed by their respective officers thereunto duty authorized, all as of the date first written above.

                                             ASCO INVESTMENTS LTD.


                                             By: /s/ James B. Carlson
                                                 ------------------------------
                                                 Name:  James B. Carlson
                                                 Title: Attorney In Fact


                                             /s/ Jordan A. Kahn
                                             ----------------------------------
                                             Jordan A. Kahn


                                             HOLMES PRODUCTS CORP.

                                             By: /s/ Jordan A. Kahn
                                                 ------------------------------
                                                 Jordan A. Kahn, President


                                             HOLMES PRODUCTS (FAR EAST)
                                             LIMITED

                                             By: /s/ James B. Carlson
                                                 ------------------------------
                                                 Name:  James B. Carlson
                                                 Title: Attorney In Fact

                                             BUYER:

                                             HOLMES ACQUISITION LLC


                                             By: /s/ Richard K. Lubin
                                                 ------------------------------

                                                                  EXECUTION COPY

                               AMENDMENT NO. 1 TO
                               STOCK PURCHASE AND
                              REDEMPTION AGREEMENT

         THIS AMENDMENT NO. 1 TO STOCK PURCHASE AND REDEMPTION
AGREEMENT (this "Amendment") is entered into as of this 25th day of November, 1997 by and among, Asco Investments Ltd., a Bahamas corporation ("Asco Investments"), Jordan A. Kahn, a Massachusetts resident ("Kahn"), Holmes Products Corp., a Massachusetts corporation ("Holmes"), Holmes Products (Far
East) Limited, a Bahamas corporation ("Holmes (Far East));" and Holmes Acquisition LLC, a Delaware limited liability company (the "Buyer").

         WHEREAS, Asco Investments, Holmes, Holmes (Far East), Kahn and the Buyer are parties to a Stock Purchase and Redemption Agreement dated as of October 27, 1997 (the "Agreement"); and

         WHEREAS, the parties to the Agreement desire to amend the Agreement to amend the provisions of Section 2.6 thereof (terms not otherwise defined herein shall have the meaning given to such terms in the Agreement).

         NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

         1. Section 2.6(b) of the Agreement is hereby deleted in its entirety and is replaced in its entirety with the following:

         "(b) Final Working Capital Adjustment.

                  (i) Not later than ninety (90) days after the Closing Date, Holmes, together with Berkshire Partners LLC ("Berkshire"), shall prepare and deliver to the Sellers a statement setting forth the Companies' actual working capital as of the close of business on the Closing Date (the "Working Capital Statement"), including a detailed computation thereof, which statement shall be audited by Price Waterhouse LLP, independent accountants to Holmes ("PW"), and shall be accompanied by a report from such independent accountants confirming that such Working Capital Statement was prepared in a manner consistent with Holmes' historic accounting policies and in accordance with the provisions of Exhibit C (collectively, "Historic Practices"), which provisions shall be binding upon the accountants preparing the Working Capital Statement. The Working Capital Statement will not reflect (i) any items for which indemnification claims may be made pursuant to the Agreement , (ii) any reduction in tax accruals in respect of or as a result of the payment of the Management Bonus, the Additional Kahn Bonus, any Closing Expenses, or any expenses paid by the Companies which would have been Closing Expenses but for their payment prior to the Closing Date, or (iii) any interest, fees or other expenses incurred by the Companies on behalf of Buyer on or after the Closing Date or as a result of the transactions contemplated by this Agreement. In addition, PW shall provide, together with the Working Capital Statement, a calculation and statement of the final amounts of Closing Expenses, Affiliated Debt, Additional Kahn Bonus and Management Bonus (the "Closing Statement" and together with the Working Capital Statement, the "Statements").

                  (ii) The Sellers shall have twenty (20) days following receipt of the Statements within which to accept or reject the Statements. Holmes shall make available to the Sellers all information, books and records used in preparing both the Working Capital Estimate and the Statements, including the work papers of PW. If the Sellers object to the Statements, the Sellers shall provide Holmes and Berkshire with written notice of such objection (the "Objection Notice"), setting forth in reasonable detail the nature of its objection and the Sellers' calculation of the Companies' working capital or amounts set forth in the Closing Statement as of the close of business on the Closing Date. If the Sellers do not object to the Statements within such twenty (20) day period, they shall conclusively be deemed to have accepted such Statements. If the Sellers object to the Statements, Holmes and the Sellers shall negotiate in good faith for a period of fifteen (15) days following receipt of the Objection Notice in an effort to resolve any differences with respect thereto. If within such period Holmes and the Sellers are unable to resolve such differences, the Statements shall be referred to Arthur Andersen & Co. or such other accounting firm as is acceptable to Holmes and Sellers ("AA") for review in accordance with the Historic Practices and the review by AA shall be conclusive and binding on Holmes and the Sellers. The fees and expenses of such accounting firm shall be borne proportionately by the Sellers on the one hand, and Holmes on the other, with the Sellers paying the proportion of such fees and expenses equal to the ratio of (x) the difference between the working capital amount determined by AA (the "AA" Amount) and the working capital amount determined by the Sellers, divided by (y) the difference between the amount determined by PW in the Working Capital Statement and the working capital amount determined by the Sellers; and with Holmes paying the balance of such fees and expenses. The final Working Capital Statement, obtained either through agreement of the parties or by decision of the neutral accounting firm, is referred to herein as the "Final Working Capital Statement."

                  (iii) To the extent that the amount of the Companies' working capital as reflected in the Final Working Capital Statement is greater than the Base Amount (which Base Amount shall be adjusted by the adjustments to the Cash Purchase Price made at the Closing pursuant to
         Section 2.6(a)), Buyer shall pay to Holmes and Holmes shall pay to Asco Investments an amount per share (based on the number of shares purchased or redeemed) equal to the amount of such excess divided by the total number of shares of Common Stock outstanding immediately prior to the Closing. To the extent that the amount of the Companies' working capital as reflected in the Final Working Capital Statement is less than the Base Amount (which Base Amount shall be adjusted by the adjustments to the Cash Purchase Price made at the Closing pursuant to
         Section 2.6(a)), Asco Investments shall pay to Holmes and Holmes shall pay to Buyer an amount per share (based on the number of shares purchased or redeemed) equal to the amount of such excess divided by the total number of shares of Common Stock outstanding immediately prior to the Closing. Any payment required to be made pursuant to
         Section 2.6(b) shall be made in immediately available funds within three (3) business days following acceptance of the Final Working Capital Statement. In addition, to the extent that the actual amounts of Closing Expenses, Indebtedness (including Affiliated Debt), Additional Kahn Bonus and Management Bonus as set forth in the Final Working Capital Statement and the Closing Statement differ from the amounts paid as of the Closing Date, appropriate adjustments shall be made in connection with the payments due in respect thereof and in the calculation of the Cash Purchase Price.

                  (iv) The parties agree that the working capital adjustment mechanism set forth in this Section 2.6(b) is not intended to be used to indemnify any party for a breach of a representation, warranty or covenant contained herein, that indemnification for any such breach shall be available only to the extent set forth in Article VIII hereof, and that no current liability, accrual or reserve shall be taken into account as of the Closing Date on account of any such breach for the purpose of making the working capital adjustment described in this
         Section 2.6."

         2. Except as specifically set forth above, the Agreement shall remain in full force and effect, and the parties hereto ratify and confirm the provisions thereof.

                  [Remainder of Page Intentionally Left Blank]

         IN WITNESS WHEREOF, the Buyer, the Sellers and the Companies have each caused this Agreement to be signed by their respective officers thereunto duty authorized, all as of the date first written above.

                                             ASCO INVESTMENTS LTD.


                                             By: /s/ James B. Carlson
                                                 -------------------------------
                                             Name:  James B. Carlson
                                             Title: Attorney-In-Fact


                                             /s/ Jordan A. Kahn
                                             -----------------------------------
                                             Jordan A. Kahn

                                             HOLMES PRODUCTS CORP.


                                             By: /s/ Jordan A. Kahn
                                                 -------------------------------
                                                 Jordan A. Kahn, President

                                             HOLMES PRODUCTS (FAR EAST)
                                             LIMITED


                                             By: /s/ James B. Carlson
                                                 -------------------------------
                                             Name:  James B. Carlson
                                             Title: Attorney-In-Fact

                                             BUYER:

                                             HOLMES ACQUISITION LLC


                                             By: /s/ Richard K. Lubin
                                                 -------------------------------